UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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DEMANDWARE, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DEMANDWARE, INC.

5 Wall Street

Burlington, Massachusetts 01803

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 29, 2013

The 2013 Annual Meeting of Stockholders of Demandware, Inc. will be held on Wednesday, May 29, 2013 at 10:00 a.m., eastern time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109. At the Annual Meeting, stockholders will consider and act upon the following matters:

1. To elect two Class I directors nominated by our Board of Directors, each to serve for a term ending in 2016, or until his successor has been duly elected and qualified;

2. To approve, in a non-binding advisory “say-on-pay” vote, the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in this proxy statement;

3. To recommend, in a non-binding advisory “say-on-frequency” vote, the frequency of future advisory “say-on-pay” votes;

4. To approve the adoption of our 2013 Employee Stock Purchase Plan;

5. To ratify the appointment of Deloitte & Touche LLP, an independent registered accounting firm, as our independent auditors for the year ending December 31, 2013; and

6. To transact such other business as may properly come before the 2013 Annual Meeting or any adjournment or postponement thereof.

Stockholders of record on our books at the close of business on April 4, 2013, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. If you are a stockholder of record, please vote in one of these three ways:

•

Vote over the Internet, by going to the website of our tabulator, Broadridge Financial Solutions, Inc., at www.proxyvote.com, and following the instructions for internet voting shown on the enclosed proxy card;

•	Vote by Telephone, by calling (800) 690-6903 and following the recorded instructions; or

•

Vote by Mail, by completing and signing your enclosed proxy card and mailing it in the enclosed postage prepaid envelope. If you vote over the internet or by telephone, please do not mail your proxy card.

If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

You may obtain directions to the location of the Annual Meeting by contacting our Investor Relations Director at (781) 425-1436. Whether or not you plan to attend the Annual Meeting in person, we urge you to take the time to vote your shares.

By Order of the Board of Directors,

SHEILA M. FLAHERTY

Secretary

April 12, 2013

-i-

DEMANDWARE, INC.

5 Wall Street

Burlington, Massachusetts 01803

PROXY STATEMENT

For the Annual Meeting of Stockholders on May 29, 2013

This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2013 Annual Meeting of Stockholders, to be held on Wednesday, May 29, 2013 at 10:00 a.m., eastern time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, and at any adjournment or postponement thereof.

All proxies will be voted in accordance with the instructions contained in those proxies. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting of Stockholders.

We are first mailing this proxy statement and the accompanying proxy card to stockholders on or about April 12, 2013 in conjunction with the mailing of our 2012 Annual Report to Stockholders.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

For the 2013 Annual Meeting of Stockholders on May 29, 2013

This proxy statement and the 2012 Annual Report to Stockholders are available for viewing, printing and downloading at www.proxyvote.com.

A copy of our Annual Report on Form 10-K (including financial statements and schedules) for the year ended December 31, 2012, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to:

Demandware, Inc.

Attn: Investor Relations Director

5 Wall Street

Burlington, Massachusetts 01803

Telephone: (781) 425-1436

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2012 are also available on the SEC’s website, www.sec.gov.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q. Why did I receive these proxy materials?

A.     We are providing these proxy materials to you in connection with the solicitation by our Board of Directors, or Board, of proxies to be voted at our 2013 Annual Meeting of Stockholders, or Annual Meeting, to be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 on Wednesday, May 29, 2013 at 10:00 a.m., eastern time.

Q. Who can vote at the Annual Meeting?

A.     Our Board has fixed April 4, 2013 as the record date for the Annual Meeting. If you were a stockholder of record on the record date, you are entitled to vote (in person or by proxy) all of the shares that you held on that date at the Annual Meeting and at any postponement or adjournment thereof.

On the record date, we had 30,104,803 shares of common stock outstanding (each of which entitles its holder to one vote per share).

Q. How do I vote?	A. If your shares are registered directly in your name, you may vote:

(1)    Over the Internet: Go to the website of our tabulator, Broadridge Financial Solutions, Inc., or Broadridge, at www.proxyvote.com. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your internet proxy before 11:59 p.m., eastern time, on May 28, 2013, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

(2)    By Telephone: Call (800) 690-6903, toll free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., eastern time, on May 28, 2013, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

(3)    By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope to Broadridge. Broadridge must receive the proxy card not later than May 28, 2013, the day before the Annual Meeting, for your proxy to be valid and your vote to count. Your shares will be voted according to your instructions.

If you do not specify how you want your shares voted, they will be voted as recommended by our Board.

(4) In Person at the Meeting: If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you may vote:

(1) Over the Internet or by Telephone: You will receive instructions from your broker or other nominee if they permit internet or telephone voting. You should follow those instructions.

(2) By Mail: You will receive instructions from your broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3)    In Person at the Meeting: Contact your broker or other nominee who holds your shares to obtain a broker’s proxy and bring it with you to the Annual Meeting. A broker’s proxy is not the form of proxy enclosed with this proxy statement. You will not be able to vote shares you hold in street name in person at the Annual Meeting unless you have a proxy from your broker or other nominee issued in your name giving you the right to vote your shares.

Q. Can I change my vote?	A. If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the Annual Meeting. To do so, you must do one of the following:

(1)    Vote over the internet or by telephone as instructed above. Only your latest internet or telephone vote is counted. You may not change your vote over the internet or by telephone after 11:59 p.m., eastern time, on May 28, 2013.

(2) Sign a new proxy and submit it as instructed above. Only your latest dated proxy, received by Broadridge not later than May 28, 2013, will be counted.

(3)    Attend the Annual Meeting, request that your proxy be revoked and vote in person as instructed above. Attending the Annual Meeting will not revoke your internet vote, telephone vote or proxy, as the case may be, unless you specifically request it.

If your shares are held in street name, you may submit new voting instructions by contacting your broker or other nominee. You may also vote in person at the Annual Meeting if you obtain a broker’s proxy as described in the answer above.

Q. Will my shares be voted if I do not return my proxy?	A. If your shares are registered directly in your name, your shares will not be voted if you do not vote over the internet, by telephone, by returning your proxy or by ballot at the Annual Meeting.

If your shares are held in street name, your broker or other nominee may, under certain circumstances, vote your shares if you do not timely return your proxy. Brokers can vote their customers’ unvoted shares on discretionary matters but cannot vote such shares on non-discretionary matters. If you do not timely return a proxy to your broker to vote your shares, your broker may, on discretionary matters, either vote your shares or leave your shares unvoted.

The election of directors (Proposal 1), the advisory “say-on-pay” vote (Proposal 2), the advisory “say-on-frequency” vote (Proposal 3) and the adoption of the 2013 Employee Stock Purchase Plan, or 2013 ESPP (Proposal 4), are non-discretionary matters. The ratification of the appointment of our independent auditors (Proposal 5) is a discretionary matter.

We encourage you to provide voting instructions to your broker or other nominee by giving your proxy to them. This ensures that your shares will be voted at the Annual Meeting according to your instructions.

Q. How many shares must be present to hold the Annual Meeting?

A.     A majority of our outstanding shares of common stock must be present to hold the Annual Meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the internet, by telephone, by completing and submitting a proxy or that are represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present shares held in street name by banks, brokers or nominees that indicate on their proxies that they do not have authority to vote those shares on Proposals 1, 2, 3 and 4. If a quorum is not present, we expect to adjourn the Annual Meeting until we obtain a quorum.

Q. What vote is required to approve each proposal and how are votes counted?

A.     Proposal 1 — Election of Two Class I Directors

The two nominees for Class I director receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. Proposal 1 is a non-discretionary matter. Therefore, if your shares are held in street name and you do not vote your shares, your broker or other nominee cannot vote your shares on Proposal 1. Shares held in street name by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or WITHHELD from any nominee and will be treated as “broker non-votes.” Broker non-votes will have no effect on the voting on Proposal 1. With respect to Proposal 1, you may:

• vote FOR both nominees;

• vote FOR one nominee and WITHHOLD your vote from the other nominee; or

• WITHHOLD your vote from both nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2 — Non-binding “Say-on-Pay” Vote on the Compensation of Our Named Executive Officers

To approve Proposal 2, stockholders holding a majority of the votes cast on the matter must vote FOR the approval of the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in this proxy statement. Proposal 2 is a non-discretionary matter. Therefore, if your shares are held in street name and you do not vote your shares, your broker or other nominee cannot vote your shares on Proposal 2. Shares held in street name by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 2 will not be counted as votes FOR or AGAINST Proposal 2 and will be treated as broker non-votes. Broker non-votes will have no effect on the voting on Proposal 2. If you vote to ABSTAIN on this Proposal 2, your shares will not be voted FOR or AGAINST the proposal and will not be counted as votes cast or shares withheld on Proposal 2. Voting to ABSTAIN will have no effect on the voting on Proposal 2. With respect to Proposal 2, you may:

• vote FOR the non-binding resolution;

• vote AGAINST the non-binding resolution; or

• ABSTAIN from voting on the non-binding resolution.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our Board (or any committee thereof). However, our Compensation Committee and our Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Proposal 3 — Non-binding “Say-on-Frequency” Vote to Recommend Whether Future “Say-on-Pay” Votes Should Occur Every One, Two or Three Years

To recommend the frequency of future non-binding stockholder “Say-on-Pay” votes, you may:

•   vote CHOICE 1 (every year);

•   vote CHOICE 2 (every two years);

•   vote CHOICE 3 (every three years); or

•   ABSTAIN from voting on the non-binding resolution.

The frequency choice that receives the highest number of votes cast will be considered to be the preferred frequency of our stockholders with which we are to hold future advisory “say-on-pay” votes on executive compensation. Proposal 3 is a non-discretionary matter. Therefore, if your shares are held in street name and you do not vote your shares, your broker or other nominee cannot vote your shares on Proposal 3. Shares held in street name by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 3 will not be counted as votes for any of the frequency choices or an abstention from the proposal. If you vote to ABSTAIN on Proposal 3, your shares will not be voted for or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, broker non-votes and votes to ABSTAIN will have no effect on the voting on the proposal.

Our Board will take into consideration the outcome of this vote in determining the frequency of future executive compensation advisory votes. However, as an advisory vote, this proposal is non-binding, and our Board may decide that it is in our best interests and those of our stockholders to hold the advisory “say-on-pay” vote to approve executive compensation more or less frequently.

Proposal 4 — Approval of Adoption of 2013 ESPP

To approve Proposal 4, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. Proposal 4 is a non-discretionary matter. Therefore, if your shares are held in street name and you do not vote your shares, your broker or other nominee cannot vote your shares on Proposal 4. Shares held in street name by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 4, will not be counted as votes in favor of or against the proposal, and will also not be counted as votes cast or shares voting on the proposal. If you vote to ABSTAIN on Proposal 4, your shares will not be voted for or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, broker non-votes and votes to ABSTAIN will have no effect on the voting on the proposal.

Proposal 5 — Ratification of Appointment of Independent Auditors

To approve Proposal 5, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. Proposal 5 is a discretionary matter. Therefore, if your shares are held in street name and you do not vote your shares, your broker or other nominee may vote your unvoted shares on Proposal 5. If you vote to ABSTAIN on Proposal 5, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. Voting to ABSTAIN will have no effect on the voting on Proposal 5.

Although stockholder approval of our Audit Committee’s appointment of Deloitte & Touche LLP as our independent auditors for the year ending December 31, 2013 is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the Annual Meeting, our Audit Committee may reconsider its appointment of Deloitte & Touche LLP as our independent auditors for the year ending December 31, 2013.

Q. Are there other matters to be voted on at the Annual Meeting?

A.     We do not know of any matters that may come before the Annual Meeting other than the election of two Class I directors, the advisory “say-on-pay” vote, the advisory “say-on-frequency” vote, the approval of the 2013 ESPP and the ratification of the appointment of our independent auditors. If any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q. Where can I find the voting results?	A. We will report the voting results in a Current Report on Form 8-K within four business days following the adjournment of the Annual Meeting.

Q. What are the costs of soliciting these proxies?

A.     We will bear the cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies without additional compensation. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

BOARD OF DIRECTORS AND MANAGEMENT

Information Regarding Directors and Director Nominees

Our certificate of incorporation provides for the classification of our Board into three classes, each having as nearly an equal number of directors as possible. The terms of service of the three classes are staggered so that the term of one class expires each year.

Our Board currently consists of seven directors. Class I consists of Thomas D. Ebling and Jitendra Saxena, each with a term ending in 2013. Class II consists of Charles F. Kane and Stephan Schambach, each with a term ending in 2014. Class III consists of Lawrence S. Bohn, Jill Granoff and Michael J. Skok, each with a term ending in 2015.

At each annual meeting of stockholders, directors are elected for a full term of three years to continue or succeed those directors whose terms are expiring. Upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated Messrs. Ebling and Saxena for re-election at the Annual Meeting as Class I directors, each to serve until 2016.

Director Qualifications

The following table and biographical descriptions provide information as of March 31, 2013 relating to each director and director nominee, including his or her age and period of service as a director of our company; his or her committee memberships; his or her business experience during the past five years, including directorships at other public companies; his or her community activities; and the other experience, qualifications, attributes or skills that led our Board to conclude he or she should serve as a director of our company.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Class I Director Nominees to be elected at the 2013 Annual Meeting (terms expiring in 2016)

Thomas D. Ebling President and Chief Executive Officer	57

Mr. Ebling has served as our President and Chief Executive Officer and a member of our Board since October 2009. Mr. Ebling previously served on our Board from May 2006 until December 2007. From October 2007 until August 2009, Mr. Ebling served as Chief Executive Officer of Lattice Engines, Inc., a provider of sales and software solutions. Prior to joining Lattice Engines, Mr. Ebling served as Chief Executive Officer and Chairman of the board of directors of ProfitLogic, Inc., an optimization solutions company, from 2002 until it was acquired by Oracle Corporation in 2005. Earlier in his career, Mr. Ebling served as Chief Executive Officer of Torrent Systems, Inc., a data warehousing and analytics software provider, and he held various leadership positions at Marcam Solutions, Inc., a software applications company. Mr. Ebling holds a B.A. in mathematics from Williams College.

Mr. Ebling’s extensive executive leadership experience, comprehensive knowledge of our company and the software solutions industry make him a critical asset to our Board.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Jitendra Saxena Audit Committee Compensation Committee	67

Mr. Saxena has served as a member of our Board since October 2010. Mr. Saxena founded Netezza Corporation, a leading data warehouse appliance provider, in September 2000 and served as Chief Executive Officer and a member of the board of directors of Netezza from its inception until January 2009. Mr. Saxena served as Chairman of Netezza’s board of directors from February 2009 until it was acquired by IBM in November 2010. Prior to founding Netezza, Mr. Saxena served as Chairman and Chief Executive Officer of Applix, Inc., a provider of performance management applications, from 1983 until 2000. Mr. Saxena currently serves on the board of directors of several private companies and non-profit organizations. Mr. Saxena holds a B.S. in electrical engineering from IIT Mumbai, an M.S. in electrical engineering from Michigan State University and an M.B.A. from Boston University.

Mr. Saxena’s qualifications to serve on our Board include his decades of experience in the software industry and his leadership experience as chief executive officer of a publicly-traded company.

Class II Directors (terms expiring in 2014)

Charles F. Kane Audit Committee	55

Mr. Kane has served as a member of our Board since May 2010. Mr. Kane served as Executive Vice President and Chief Administrative Officer of Global BPO Services Corp., a special purpose acquisition corporation, from July 2007 until March 2008, and as Chief Financial Officer of Global BPO from August 2007 until March 2008. Prior to joining Global BPO, he served as Chief Financial Officer of RSA Security Inc., a provider of e-security solutions, from May 2006 until RSA was acquired by EMC Corporation in October 2006. From 2003 until 2006, he served as Chief Financial Officer of Aspen Technology, Inc., a provider of management software and professional services. Mr. Kane serves on the board of directors of One Laptop Per Child, a non-profit organization that provides computing and internet access for students in the developing world, for which he served as President and Chief Operating Officer from 2008 until 2009. Mr. Kane has served as a member of the board of directors of Progress Software Corp., a provider of infrastructure software, since November 2006. He also has served as a member of the board of directors of Borland Software Corp., a provider of open application lifecycle management solutions, from August 2007 until July 2009, Netezza Corporation from May 2005 until Netezza was acquired in November 2010, Carbonite, a data storage and restoration company, since July 2011, Realpage, a publicly traded company providing on demand software solutions for the rental housing industry, since August 2012 and Photobox, Ltd., a photo printing and publishing company, since November 2012. Mr. Kane is a CPA and holds a B.B.A. in accounting from the University of Notre Dame and an M.B.A. in international finance from Babson College. He is an adjunct professor of international finance at the MIT Sloan School of Management.

Mr. Kane’s experience as a chief financial officer and senior executive officer of several public companies and his experience serving on the boards of directors of other public and private companies qualify him to serve on our Board.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Stephan Schambach Chairman of the Board	42

Mr. Schambach is the founder of Demandware and has served as the Chairman of our Board since our inception in February 2004. Mr. Schambach also served as our President and Chief Executive Officer from February 2004 until November 2007 and as our Executive Chairman from November 2007 until August 2010. Prior to founding Demandware, Mr. Schambach served as Chief Executive Officer of Intershop Communications AG, an e-commerce company that he founded in 1992 and brought public in 1998.

As our founder, Mr. Schambach’s insight and expertise in the e-commerce industry, coupled with his extensive business and executive leadership experience, qualify him to serve on our Board.

Class III Directors (terms expiring in 2015)

Lawrence S. Bohn Compensation Committee Nominating and Corporate Governance Committee	61

Mr. Bohn has served as a member of our Board since 2004. Mr. Bohn is a Managing Director of General Catalyst Partners, a venture capital firm, which he joined in 2003. Prior to joining General Catalyst, Mr. Bohn served as the President, Chief Executive Officer and Chairman of the board of directors of NetGenesis, a leading software and analytic solutions provider. Prior to NetGenesis, Mr. Bohn served as President of PC Docs, Inc. a developer of document management software for enterprise networks. He currently serves on the board of directors of several private software and technology companies, including BlackDuck, GoodData, HubSpot and Yottaa. Mr. Bohn holds a B.A. from the University of Massachusetts, Amherst and an M.A. in linguistics from Clark University.

Mr. Bohn’s executive leadership experience and extensive experience in the fields of cloud computing and SaaS qualify him to serve as a member of our Board.

Jill Granoff Audit Committee Nominating and Corporate Governance Committee	50

Ms. Granoff has served as a member of our Board since July 2011. Since May 2012, Ms. Granoff has served as Chief Executive Officer of Kellwood Company, a company with a diversified brand portfolio including Vince, Rebecca Taylor, David Meister and XOXO. She also has served as the Chief Executive Officer of Vince, a wholly owned subsidiary of Kellwood Company and a leading contemporary fashion brand, since May 2012. From May 2008 until February 2011, Ms. Granoff served as Chief Executive Officer of Kenneth Cole Productions, Inc., a public company that designs, sources and markets a broad range of apparel and accessories. She served as Executive Vice President of Direct Brands at Liz Claiborne Inc., where she had global responsibility for Juicy Couture, Lucky Brand Jeans, Kate Spade, and Liz Claiborne’s e-commerce and outlet businesses from August 2006 until April 2008. Prior to joining Liz Claiborne, Ms. Granoff served as President and Chief Operating Officer of Victoria’s Secret Beauty, a division of Limited Brands. Prior to Victoria’s Secret, Ms. Granoff held various executive positions at The Estee Lauder Companies, last serving as Senior Vice President, Strategic Planning, Finance and Information Systems for Estee Lauder, Inc. Ms. Granoff holds a B.A. from Duke University and an M.B.A. from Columbia University.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
		Ms. Granoff’s extensive business and executive leadership experience in the retail industry provides a breadth of relevant management, operational and financial qualifications to serve as a member of our Board.

Michael J. Skok Compensation Committee Nominating and Corporate Governance Committee	51

Mr. Skok has served as a member of our Board since 2004. Mr. Skok is a General Partner at North Bridge Venture Partners, a venture capital firm, which he joined in 2002. Prior to joining North Bridge, Mr. Skok founded and led several software companies, including Symantec/UK and European Software Publishing. He currently serves on the board of directors of several private software and technology companies, including Acquia, Apperian and Unidesk. Mr. Skok holds a joint honors degree from Nottingham University in management science and engineering.

Mr. Skok brings to our Board over 20 years of leadership experience in the software industry, including in the SaaS and cloud computing fields, and, as an experienced venture capitalist, a keen understanding of the interplay between management and the Board.

Corporate Governance Matters

Our Board believes that good corporate governance is important to ensure that our company is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of the corporate governance guidelines, committee charters and code of conduct described below are available on the Investor Relations section of our website, www.demandware.com. Alternatively, you can request a copy of any of these documents by writing us at: Demandware, Inc., Attn: Investor Relations Director, 5 Wall Street, Burlington, Massachusetts 01803.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These principles, which set forth a framework for the conduct of our Board’s business, provide that:

•	the principal responsibility of the directors is to oversee our management and to hold our management accountable for the pursuit of our corporate objectives;

•	a majority of the members of our Board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are encouraged to attend director education programs; and

•	at least annually, our Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

In accordance with the New York Stock Exchange, or NYSE, corporate governance listing standards, a director will qualify as “independent” if our Board affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

Pursuant to the corporate governance listing standards of the NYSE, a director employed by us cannot be deemed to be an “independent director” and consequently, Mr. Ebling is not an independent director.

In February 2013, our Board reviewed the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board determined that each of Messrs. Bohn, Kane, Saxena, Schambach and Skok and Ms. Granoff is “independent” in accordance with Section 303A.02(b) of the NYSE Listed Company Manual. In making its determination, our Board considered the percentage of our capital stock owned Mr. Schambach, the percentage of our capital stock held by entities affiliated with General Catalyst Partners, of which Mr. Bohn is a managing director, and the percentage of our capital stock owned by affiliates of North Bridge Venture Partners, of which Mr. Skok is a general partner.

Our Board determined that all of the members of our Board’s three standing committees described below are independent, as defined under applicable NYSE rules and, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

Director Nomination Process

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board.

Criteria and Diversity

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria specified in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and ability to act in the interests of stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee.

Our Board does not have a formal policy with respect to diversity, but our Corporate Governance Guidelines provide that an objective of Board composition is to bring to our company a variety of perspectives and skills derived from high quality business and professional experience. Our Board recognizes its responsibility to ensure that nominees for our Board possess appropriate qualifications and reflect a reasonable diversity of personal and professional experience, skills, backgrounds and perspectives. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to promote our strategic objectives and to fulfill its responsibilities to our stockholders.

The director biographies on pages 7 to 10 indicate each director nominee’s experience, qualifications, attributes and skills that led the Board to conclude that each should continue to serve as a member of our Board. Our Board believes that each of the director nominees has had substantial achievement in his professional and personal pursuits, and possesses the background, talents and experience that our Board desires and that will contribute to the best interests of our company and to long-term stockholder value.

Stockholder Nominations

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Secretary, Demandware, Inc., 5 Wall Street, Burlington, Massachusetts 01803. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth under “Stockholder Proposals for 2014 Annual Meeting.” If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy statement and proxy card for the next annual meeting. Otherwise, candidates nominated by stockholders in accordance with the procedures set forth in the by-laws will not be included in our proxy statement and proxy card for the next annual meeting.

Board Meetings and Attendance

Our Board met nine times during 2012, either in person or by teleconference. During 2012, each of our directors attended at least 75% of the Board meetings and at least 75% of the meetings of the committees on which he or she then served.

Our Corporate Governance Guidelines provide that our directors are expected to attend the Annual Meeting.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee shall periodically assess the Board’s leadership structure, including whether the offices of Chairman of the Board and Chief Executive Officer should be separate. Our guidelines provide the Board with flexibility to determine whether the two roles should be combined or separated based upon our needs and the Board’s assessment of its leadership from time to time. We currently separate the roles of Chief Executive Officer and Chairman of the Board. Our President and Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while our Chairman of the Board presides over meetings of the Board and performs oversight responsibilities.

Board Committees

Our Board has established three standing committees — the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee — each of which operates under a charter that has been approved by our Board. Current copies of each committee’s charter are posted on the Corporate Governance page of the Investor Relations section of our website, www.demandware.com.

Current committee memberships are set forth in the table below:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Lawrence S. Bohn
Thomas D. Ebling
Jill Granoff
Charles F. Kane
Jitendra Saxena
Stephan Schambach**
Michael J. Skok

**	Chairman of the Board
Chair
Member

Audit Committee

The responsibilities of our Audit Committee include:

•	selecting, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing with management and our independent registered public accounting firm the effect of regulatory and accounting initiatives as well as off-balance sheet structures on our financial statements;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting and disclosure controls and procedures;

•	overseeing our internal audit function;

•	reviewing and discussing with management our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	advising the Board with respect to our policies and procedures regarding compliance with applicable laws and regulations and with our Standards of Business Conduct;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the Audit Committee report required by the rules of the SEC (which report is included on page 18 of this proxy statement).

The members of our Audit Committee currently are Messrs. Kane (Chair) and Saxena and Ms. Granoff. Through March 15, 2012, the members of our Audit Committee were Messrs. Kane (Chair), Bohn and Skok. Our Board has determined that Mr. Kane is an “Audit Committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee met four times during 2012.

Compensation Committee

The responsibilities of our Compensation Committee include:

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our President and Chief Executive Officer;

•	reviewing and making recommendations to the Board with respect to the compensation of our President and Chief Executive Officer;

•	determining the compensation of our other executive officers;

•	reviewing and making recommendations to the Board with respect to management succession planning; and

•	overseeing and administering our cash and equity incentive plans.

The processes and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the heading “Executive and Director Compensation and Related Matters.”

The members of our Compensation Committee are Messrs. Bohn, Saxena (Chair) and Skok. Through March 15, 2012, the members of our Compensation Committee were Messrs. Saxena (Chair), Bohn, Skok and Ebling. The Compensation Committee met five times during 2012.

Nominating and Corporate Governance Committee

The responsibilities of the Nominating and Corporate Governance Committee include:

•	determining the skills and qualifications required of directors and developing criteria to be considered in selecting potential candidates for Board membership;

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board with respect to director compensation;

•	reviewing and making recommendations to the Board with respect to our Corporate Governance Guidelines; and

•	overseeing an annual evaluation of the Board and its committees.

The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described above under the heading “Director Nomination Process.”

The members of our Nominating and Corporate Governance Committee are Ms. Granoff (Chair) and Messrs. Bohn and Skok. The Nominating and Corporate Governance Committee did not meet during 2012, but did meet in February 2013.

Risk Oversight

Our Board administers its risk oversight function directly and through its Audit Committee and receives regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, and strategic and reputational risks. As part of its charter, our Audit Committee regularly discusses with management our major risk exposures, their potential financial impact on our company and the steps we take to manage them. In addition, our Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management and risks arising from our compensation policies and programs. Our Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers and corporate governance.

Communicating with the Independent Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Chairman of the Nominating and Corporate Governance Committee, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as they consider appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our General Counsel considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters that are duplicative communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to: Board of Directors, c/o Secretary, Demandware, Inc., 5 Wall Street, Burlington, Massachusetts 01803.

Additionally, we have established a confidential process for reporting, investigating and resolving employee and other third party concerns related to accounting, auditing and similar matters under the Sarbanes-Oxley Act of 2002. Stockholders may confidentially provide information to one or more of our directors by contacting a representative at our Ethics Hotline who will forward the information to the appropriate director. The Ethics Hotline is operated by an independent, third party service. Within the United States and Canada, the Ethics Hotline can be reached by telephone, toll-free, at (877) 275-7488 or worldwide via the internet at demandware.silentwhistle.com.

Standards of Business Conduct

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees. We have posted a current copy of the Code of Business Conduct and Ethics on the Corporate Governance page of the Investor Relations section of our website, www.demandware.com. In addition, we intend to post on our website all disclosures that are required by law or NYSE’s listing standards concerning amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Except as noted below, none of the members of the Compensation Committee had interlocking or other relationships with other boards or with us during 2012 that require disclosure under the proxy rules and regulations promulgated by the SEC. Mr. Ebling, our President and Chief Executive Officer, served as a member of the Compensation Committee until March 15, 2012.

Executive Officers Who Are Not Directors

Certain information regarding our executive officers who are not also directors, as of March 31, 2013, is set forth below.

Name	Age	Positions(s)
Jeffrey G. Barnett	50	Executive Vice President and Chief Operating Officer
Scott J. Dussault	41	Executive Vice President and Chief Financial Officer
Wayne R. Whitcomb	54	Chief Technology Officer

Jeffrey G. Barnett. Mr. Barnett has served as our Executive Vice President and Chief Operating Officer since January 2013 and previously served as our Executive Vice President, Field Operations from November 2005 until December 2012. Prior to joining us, Mr. Barnett served as Vice President of Sales for Europe, Middle East and Africa of Siebel Systems, Inc., a software company. Prior to joining Siebel, Mr. Barnett served as Managing Director, International Operations and as Vice President, International Sales and Marketing of eDocs, Inc., an online billing and customer service software company. Before joining eDocs, Mr. Barnett held leadership positions Kenan Systems Corporation, a Billing and Customer Care software company, and at TRW, Inc. Since September 2012, Mr. Barnett has served on the board of directors of Apperian, Inc., a mobile application platform provider. Mr. Barnett holds a B.S. in computer information systems from Colorado State University and an M.B.A. from the MIT Sloan School of Management.

Scott J. Dussault. Mr. Dussault joined us in October 2008 and has served as our Executive Vice President and Chief Financial Officer since December 2008. Mr. Dussault previously served as Chief Financial Officer of Archivas, Inc., a developer and distributor of online storage management solutions, from February 2005 until Archivas was acquired in February 2007 by Hitachi Data Systems. Prior to joining Archivas, Mr. Dussault served as Chief Financial Officer of Astra Tech, Inc., a medical devices distributor and subsidiary of AstraZeneca PLC, from September 2004 until January 2005. Prior to joining Astra Tech, Mr. Dussault held several positions at StorageNetworks, Inc., a publicly-traded data-storage software and services company, last serving as Chief Financial Officer from January 2003 until January 2004. Since October 2012, Mr. Dussault has served on the board of directors of Dynamic Network Services, Inc., a web hosting services company. Mr. Dussault began his career with Ernst & Young LLP where he practiced in the Entrepreneurial Services group and attained his CPA. He holds a B.S. in Business Administration/Accounting from Stonehill College.

Wayne R. Whitcomb. Mr. Whitcomb has served as our Chief Technology Officer and Vice President of Engineering and Technology since helping to found Demandware in February 2004. Prior to joining Demandware, Mr. Whitcomb served as Vice President of Engineering and R&D of NaviSite, Inc., a provider of cloud-enabled hosting, managed applications and services, Vice President of Engineering of Mirror Image Internet, Inc., a provider of online content and transaction solutions, and Vice President of Engineering and Operations for CMGI-MyWay.com, a consumer content portal and search engine. Mr. Whitcomb holds a B.S. in Mechanical Engineering from University of Massachusetts, Lowell.

Risk Considerations in Executive Compensation

Our Compensation Committee has discussed the concept of risk as it relates to our compensation programs, including our executive compensation program, and our Compensation Committee does not believe that our compensation programs encourage excessive or inappropriate risk taking. As described more fully below in “Compensation Discussion and Analysis,” we structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions of compensation are designed to reward both intermediate and long-term corporate performance and generally are tied to the achievement of corporate and individual objectives. We believe that applying company-wide metrics encourages decision-making by our executives that is in the best long-term interest of our company and stockholders. Further, we believe that these variable elements of compensation constitute a sufficient percentage of overall compensation to motivate our executives to produce superior short, intermediate and long-term corporate results, while the fixed element is also sufficiently high that our executives are not encouraged to take unnecessary or excessive risks in doing so.

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction is undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our Audit Committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that the following transactions, among others, do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1.0 million or 2% of the annual consolidated gross revenue of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of our annual consolidated gross revenues; and

•	a transaction that is specifically contemplated by provisions of our amended and restated certificate of incorporation and amended and restated by-laws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

Related Person Transactions

Since January 1, 2012 (the beginning of our most recently completed fiscal year), we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with the compensation of our directors and executive officers, employment agreements and other agreements described in this proxy statement under “Compensation of Directors,” “Employment Arrangements with Executive Officers” and “Executive Compensation.”

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed our audited financial statements for 2012 and has discussed these financial statements with our management and Deloitte & Touche LLP, our independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the Public Company Accounting Oversight Board, or PCAOB, AU Section 380 (Communication with Audit Committees) as modified or supplemented.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter from the independent auditor required by PCAOB Rule 3526 (Communicating with Audit Committees Concerning Independence), as modified or supplemented. The Audit Committee has discussed with the independent registered public accounting firm its independence from us.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012.

By the Audit Committee of the Board of Directors of Demandware, Inc.

Charles F. Kane (Chair)

Jill Granoff

Jitendra Saxena

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is designed to provide our stockholders with an understanding of our compensation philosophy, objectives, programs and process, as well as the compensation paid to our named executive officers, or NEOs, in 2012. For 2012, our NEOs were:

•	Thomas D. Ebling, our President and Chief Executive Officer;

•	Scott J. Dussault, our Executive Vice President and Chief Financial Officer;

•	Jeffrey G. Barnett, our Executive Vice President and Chief Operating Officer; and

•	Wayne R. Whitcomb, our Chief Technology Officer.

Our Compensation Committee is responsible for overseeing our executive compensation program. In this capacity, our Compensation Committee designs, implements, reviews and approves annually all compensation for our NEOs.

Compensation Objectives and Philosophy

Our compensation programs are designed to attract and retain qualified and talented executives, motivating them to achieve our business goals and rewarding them for superior short- and long-term performance. In particular, the primary objectives of our Compensation Committee with respect to executive compensation are to:

•	ensure executive compensation is aligned with our operational and financial performance targets;

•	focus on strategy and long-term performance by providing a portion of executives’ compensation through programs linked to our long-term success;

•	attract executive talent and retain those executives who have demonstrated superior talent and performance and whose continued employment is vital to our success and growth;

•	ensure that total compensation is fair, reasonable and competitive; and

•	align the interests of our executives with those of our stockholders in order to attain our ultimate objective of increasing stockholder value.

Elements of Executive Compensation and Relationship to Performance

Our executive compensation program is comprised of three key elements:

•	base salary;

•	short-term incentives, which are comprised of annual bonuses; and

•

equity incentive compensation, which is typically subject to multi-year vesting based on continued service and is primarily in the form of stock options and restricted stock awards, the value of which depends on the performance of our common stock price.

Our Compensation Committee assesses the performance of our executives based in part on specific measures and targets established by the Compensation Committee and our Board, typically in the early part of the first quarter of the year. However, compensation decisions are not driven entirely by financial performance assessments.

For executive officers other than our President and Chief Executive Officer, our Compensation Committee has sought and considered input from our President and Chief Executive Officer regarding such executive officers’ responsibilities, performance and compensation. Specifically, our President and Chief Executive Officer

provides input and recommendations regarding base salary adjustments, if any, bonus targets for performance-based bonuses, equity award levels and the short-term and long- term financial and non-financial performance goals that are used throughout our compensation program, and advises our Compensation Committee regarding the compensation program’s ability to attract, retain and motivate executive talent. Our Compensation Committee views each component of executive compensation as related but distinct, and reviews the total compensation of our NEOs to ensure that our overall compensation objectives are met. Our Compensation Committee has the discretion to materially increase or decrease the compensation amounts recommended by our President and Chief Executive Officer. Our President and Chief Executive Officer does not participate in Compensation Committee or Board discussions regarding his own compensation.

Determining and Setting Executive Compensation

Compensation for our NEOs historically has been individualized and has been based on a variety of factors, including, in addition to the factors listed above, our financial condition, our need for that particular executive position, our Compensation Committee’s evaluation of the competitive market based on the experience of its members with other companies, published compensation survey data and their review of compensation data for our peer group, as described below, the length of service of an executive and the compensation levels of our other executive officers. Our President and Chief Executive Officer and, with respect to our President and Chief Executive Officer, our Board, review the performance of each NEO, on an annual basis, and based on this review and the factors described above, set the executive’s compensation package for the coming year. Typically, this review is undertaken in the first quarter of the year.

Defining Executive Compensation

In connection with its evaluation of the compensation of our executive officers, in 2012, our Compensation Committee engaged Longnecker & Associates, or Longnecker, an independent compensation consultant, to assist the Compensation Committee in establishing a peer group of public companies comparable to us and to provide data on the compensation practices of, and the compensation paid to executives by, the peer group. For 2012, the peer group companies were selected based primarily on the balance of the following criteria:

•	companies in the technology industry whose organizational structure, number of employees and market capitalization are similar, though not necessarily identical, to ours;

•	companies with similar executive positions to ours;

•	companies against which we believe we compete for executive talent; and

•	companies based in the United States whose compensation and financial data are publicly available.

Our 2012 peer group was comprised of the following companies:

Concur Technologies, Inc.	LogMeIn, Inc.	RealPage, Inc.	SuccessFactors, Inc.
Cornerstone OnDemand, Inc.	NetSuite, Inc.	Responsys, Inc.	Taleo Corporation
Intralinks Holdings, Inc.	OpenTable, Inc.	Saba Software, Inc.	Vocus, Inc.
LivePerson, Inc.

We believe that compensation should be based on job responsibility, company performance, and individual performance, and we strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our compensation objectives. In order to attract and retain highly skilled employees, we must remain competitive with the pay of other employers who compete with us for high caliber talent. For 2012, we structured compensation of our NEOs so that base salaries and target bonus incentive awards were generally between the 50th and 75th percentile of the range of base salaries of our 2012 peer group.

In 2013, using the same criteria as set forth above, our Compensation Committee considered our 2013 peer group, which is comprised of the following companies:

Bazaarvoice, Inc.	IntraLinks Holdings, Inc.	NetSuite, Inc.	Saba Software, Inc.
Brightcove, Inc.	Jive Software, Inc.	OpenTable, Inc.	Vocus, Inc.
Concur Technologies, Inc.	LivePerson, Inc.	RealPage, Inc.
Cornerstone OnDemand, Inc.	LogMeIn, Inc.	Responsys, Inc.

Our peer group is subject to change and will be reviewed by our Compensation Committee periodically.

We intend to structure the compensation of our NEOs for 2013 so that their total compensation will be between the 50th and 75th percentile of the range of the total compensation of similarly situated executive officers in our 2013 peer group.

Base Salary. We use base salaries to recognize the experience, skills, knowledge and responsibilities of our employees, including our executive officers. Base salaries for our NEOs typically are established through an arm’s-length negotiation at the time the executive is hired, taking into account the executive’s qualifications, experience and prior salary. None of our NEOs is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. On an annual basis, our Compensation Committee reviews and evaluates for adjustment the base salaries of our executives based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. In making decisions regarding salary increases, we may also draw upon the experience of members of our Board with other companies and the peer group compensation data reviewed by the Compensation Committee. Base salaries are also reviewed and adjusted, as deemed appropriate, in the case of promotions or other significant changes in responsibility. No formulaic base salary increases are provided to our NEOs.

The following table sets forth the annual base salaries of our NEOs for 2012 and 2013:

Name and Principal Position	2012 Base Salary	2013 Base Salary
Thomas D. Ebling President and Chief Executive Officer	$300,000	$325,000

Scott J. Dussault Executive Vice President and Chief Financial Officer	$260,000	$290,000

Jeffrey G. Barnett Executive Vice President and Chief Operating Officer	$250,000	$300,000

Wayne R. Whitcomb Chief Technology Officer	$225,000	$235,000

In January 2013, Mr. Barnett was promoted to Executive Vice President and Chief Operating Officer. Mr. Barnett previously served as our Executive Vice President, Field Operations. In connection with Mr. Barnett’s promotion, his annual base salary was increased by 20%, from $250,000 to $300,000. Based on the desire of our Compensation Committee to provide competitive compensation to our NEOs between the 50th and 75th percentiles of our peer group, in January 2013, our Compensation Committee approved increases in the annual base salaries of Messrs. Ebling, Dussault and Whitcomb to better align their annual salaries with our compensation philosophy.

Short-Term Incentives (Annual Cash Bonuses and Sales Commissions). Our short-term incentive program is intended to motivate our NEOs to achieve our company goals as well as reward their individual performance. We provide such short-term incentives through an incentive compensation plan and, with respect to Mr. Barnett in 2012, a separate sales commission plan. Each of Messrs. Ebling, Dussault, Barnett and Whitcomb participates in an incentive compensation plan, under which bonuses may be earned upon achievement of specified company and individual performance goals. Prior to Mr. Barnett’s promotion in January 2013, he served as our Executive Vice President Field Operations and had also participated in an individualized sales commission plan similar to the plans used for all of our sales employees, as described below. Effective on January 18, 2013, Mr. Barnett ceased to be eligible to participate in a sales commission plan. Both our incentive compensation plan and our executive sales commission plans are treated as “non-equity incentive plan compensation” for purposes of the Summary Compensation Table and Grants of Plan-Based Awards Table below.

Incentive Compensation Plans

2012 Incentive Compensation Plan. For 2012, our Compensation Committee established an incentive compensation plan for our executive officers, including Messrs. Ebling, Dussault, Barnett and Whitcomb. Under the terms of the 2012 incentive compensation plan, each executive was eligible to receive a cash bonus based upon our achievement of certain performance thresholds and targets with respect to several corporate performance metrics, which funded an annual bonus pool, and by meeting individual objectives established for each NEO at the beginning of the year, which determined individual awards from the bonus pool. No bonus payout for a particular performance metric would be funded unless the performance threshold for that metric was met, and bonus payouts were calculated based on the achievement of individual objectives for each executive. Target bonus amounts represent the potential bonus payments for which Messrs. Ebling, Dussault, Barnett and Whitcomb were eligible to receive if we met our full performance target with respect to each performance metric. To the extent that our actual performance exceeded the full performance target with respect to a particular performance metric, the target bonus could be increased by up to 50%. Our Compensation Committee designed the 2012 targets to require significant individual effort and company operational success. Individual objectives were tied to the particular area of expertise of the executive officer and his performance in attaining those objectives relative to external forces and overall individual effort. The Compensation Committee worked with our President and Chief Executive Officer to develop and approve the performance goals for each executive (other than himself) and our company as a whole.

The following table shows the 2012 target bonus amount as a percentage of base salary for which each of Messrs. Ebling, Dussault, Barnett and Whitcomb was eligible.

Name and Principal Position	2012 Target Bonus as a Percentage of Base Salary	2012 Target Bonus Amount
Thomas D. Ebling President and Chief Executive Officer	100.0%	$300,000

Scott J. Dussault Executive Vice President and Chief Financial Officer	38.5%	$100,000

Jeffrey G. Barnett Executive Vice President and Chief Operating Officer	30.0%	$75,000

Wayne R. Whitcomb Chief Technology Officer	35.6%	$80,000

The 2012 bonus performance metrics and weighting were as follows:

•	40% of the bonus was based upon subscription revenue, which is the total subscription revenue recognized for the entire year, excluding support, services and training revenue;

•

40% of the bonus was based upon the total of the average annual contracted value, or ACV, for new customer contracts signed in 2012, which is the sum of the total amount of minimum subscription fees contractually committed under each of our customer agreements over the first three years of the agreement but excluding nonrecurring support, services and training fees under those agreements, divided by the number of years in the contract term; and

•	20% of the bonus was based upon processing efficiency, which is the number of computing processing seconds per month as a percentage of total customer gross revenue processed on our platform.

The table below sets forth the 2012 corporate performance objectives and, with respect to each objective, the relative weighting, the performance and threshold targets, our actual achievement during 2012 and the weighted achievement percentage.

2012 Performance Objectives	Relative Weighting	Performance Target	Threshold Target	2012 Actual Achievement	Weighted Achievement Percentage
Subscription Revenue	40%	$73.5 million	$71.0 million	$67.9 million	0%

Total of the average annual contract value (“ACV”) for customer contracts executed in 2012	40%	$26.9 million	$20.3 million	$18.9 million	0%

Processing efficiency	20%	*	*	90% of performance target	18%

*	We do not disclose target or achievement information regarding processing efficiency because the disclosure of such information would result in competitive harm. The undisclosed processing efficiency targets for 2012 were set at levels that were lower (and therefore more difficult to achieve) than actual processing efficiency results we achieved in 2011.

Based on our overall performance in 2012, the Compensation Committee determined that it was appropriate to award a discretionary increase of 42% in the corporate achievement percentage, resulting in an aggregate corporate achievement percentage of 60% under the 2012 incentive compensation plan.

In addition to the company performance metrics described above, our Compensation Committee considered the achievement by each of our NEOs of individual objectives and applied the achievement percentage of such individual objectives against the aggregate achievement percentage for the corporate performance metrics.

Mr. Ebling’s 2012 individual objectives included the achievement of specified thresholds of subscription gross margins (20%), gross merchandise volume (20%), revenue growth (20%), platform innovation (20%) and operational efficiency (20%). The Compensation Committee determined that Mr. Ebling achieved 85% of his individual objectives for 2012, substantially achieving his objectives with regard to subscription gross margins, platform innovation and operational efficiency, and, to a lesser extent, revenue growth and gross merchandise volume.

Mr. Dussault’s 2012 individual objectives included completion of the Company’s initial public offering (20%), development and implementation of public company financial controls (20%), timely and effective internal financial reporting (20%), effective budgeting and financial planning (20%) and support related to our growth (20%). The Compensation Committee determined that Mr. Dussault achieved 100% of his individual objectives for 2012.

Mr. Barnett’s 2012 individual objectives included achievement of our new customer ACV objective (16%), achievement of our subscription revenue objective (16%), customer satisfaction (16%), expansion of our business into Asia-Pacific, or APAC (16%), development of a corporate development process (16%) and achievement of specified partner implementations (16%). The Compensation Committee determined that Mr. Barnett achieved 85% of his individual objectives for 2012, substantially achieving his objectives with regard to customer satisfaction, development of a corporate development process and partner implementations, and, to a lesser extent, new customer ACV, subscription revenue and APAC expansion.

Mr. Whitcomb’s 2012 individual objectives included maintaining historical service level availability thresholds (20%), APAC expansion (20%), achievement of specified innovation initiatives (20%), achievement of specified technology updates (20%) and achievement of our processing efficiency objective (20%). The Compensation Committee determined that Mr. Whitcomb achieved 85% of his individual objectives for 2012, substantially achieving his objectives with regard to service level availability and processing efficiency, and, to a lesser extent, APAC expansion, innovation initiatives and technology updates.

The following table sets forth the target bonus amount and the actual bonus paid to each of Messrs. Ebling, Dussault, Barnett and Whitcomb under the 2012 incentive compensation plan:

Name and Principal Position	2012 Target Bonus Amount	2012 Actual Bonus Amount
Thomas D. Ebling President and Chief Executive Officer	$300,000	$158,400

Scott J. Dussault Executive Vice President and Chief Financial Officer	$100,000	$60,000

Jeffrey G. Barnett Executive Vice President and Chief Operating Officer	$75,000	$39,600

Wayne R. Whitcomb Chief Technology Officer	$80,000	$42,240

2012 Sales Commission Plan. For 2012, because much of Mr. Barnett’s responsibilities were focused primarily on sales of our e-commerce solutions, the Compensation Committee determined that it would be appropriate for Mr. Barnett also to participate in a sales commission plan, pursuant to which he was eligible to receive commissions based upon the total worldwide sales. The Compensation Committee determined that for 2012, Mr. Barnett’s potential commission under the 2012 sales commission plan would constitute 80% of the total annual incentive bonus for which Mr. Barnett was eligible. The commission targets under the 2012 sales commission plan were determined by the Compensation Committee and our Board and based in part on the recommendation of our President and Chief Executive Officer. The Compensation Committee designed Mr. Barnett’s commission structure both to reward him for past achievement and to support our retention efforts.

For 2012, the Compensation Committee established a target for Mr. Barnett of $26.9 million of new customer committed first year ACV. Mr. Barnett’s target commission was $175,000. To the extent that Mr. Barnett exceeded his ACV target in 2012, he was eligible to earn a commission exceeding his target commission. Based on the actual new customer committed first year ACV for 2012, Mr. Barnett was paid a commission of $143,446 under the 2012 sales commission plan.

2013 Incentive Compensation Plan. In January 2013, our Compensation Committee established an incentive compensation plan for Messrs. Ebling, Dussault, Barnett and Whitcomb for 2013, pursuant to which 10% of the cash bonus was based on individual performance and 90% was based on the achievement of certain corporate performance thresholds tied to ACV, subscription revenue and renewal dollar percentage. In April 2013, our Compensation Committee modified the plan. Under the terms of the modified 2013 incentive compensation plan, each executive is eligible to receive a cash bonus, of which 10% is based on individual performance, 45% is based on the discretionary determination of our Compensation Committee and 45% is based on our achievement of certain corporate performance thresholds and targets relating to subscription revenue and renewal dollar percentage. No bonus payout for a particular corporate performance metric will be earned unless the performance threshold for that metric is met. Target bonus amounts represent the potential bonus payments for which Messrs. Ebling, Dussault, Barnett and Whitcomb are eligible to receive if we meet our performance target with respect to each corporate performance metric, each NEO receives a full payout based on his individual performance and our Compensation Committee determines to award in full the discretionary portion of the annual bonus. To the extent that our actual performance exceeds the corporate performance target with respect to a particular performance metric, the target bonus could be increased by up to 50%. Our Compensation Committee designed the 2013 targets to require significant individual effort and company operational success. Individual performance will be reviewed based on the particular area of expertise of the executive officer and his performance relative to external forces and overall individual effort. Our Compensation Committee works with our President and Chief Executive Officer to develop and approve the corporate performance goals.

The following table shows the 2013 target bonus amounts as a percentage of base salary for which each of Messrs. Ebling, Dussault, Barnett and Whitcomb is eligible. For 2013, our Compensation Committee and our Board increased the target bonus as a percentage of salary for Messrs. Ebling, Dussault, Barnett and Whitcomb relative to 2012 in order to provide a greater incentive to these executive officers to achieve the 2013 performance targets. In making this decision, the Compensation Committee and our Board determined that incentive compensation increases for certain NEOs would be appropriate to provide them with additional incentives and further align their interests with those of our stockholders.

Name and Principal Position	2013 Target Bonus as a Percentage of Base Salary	2013 Target Bonus Amount
Thomas D. Ebling President and Chief Executive Officer	115%	$375,000

Scott J. Dussault Executive Vice President and Chief Financial Officer	60%	$174,000

Jeffrey G. Barnett Executive Vice President and Chief Operating Officer	100%	$300,000

Wayne R. Whitcomb Chief Technology Officer	36%	$84,600

The metrics and weighting of the corporate performance portion of the 2013 incentive compensation plan , on which 45% of the annual cash bonus is based, are as follows:

•	27% of the bonus is based upon subscription revenue; and

•	18% of the bonus is based on renewal dollar percentage.

Long-Term Equity Incentive Compensation. We use long-term equity incentive compensation to offer long-term incentives to our executives. While we do not have equity ownership guidelines for our executives, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives with those of our stockholders. In addition, the vesting feature of our equity grants contributes to executive retention by providing an incentive to our executives to remain with us during the vesting period.

Our employees, including our executive officers, are eligible to receive stock-based awards pursuant to the 2012 stock incentive plan, or the 2012 Plan, including stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights and other stock-based equity awards, at the discretion of the Compensation Committee. In determining the size of equity grants to our executives, our Compensation Committee has historically considered our corporate performance, market data, including published compensation survey data and peer group data, the applicable executive’s performance and potential for enhancing the creation of value for our stockholders, the amount of equity previously awarded to the executive and the vesting of such awards, the executive’s position and, in the case of awards to executive officers other than our President and Chief Executive Officer, the recommendation of our President and Chief Executive Officer.

Historically, we have granted stock options and restricted stock to compensate our NEOs both in the form of initial grants in connection with the commencement of employment and additional discretionary grants by our Board to reward an employee for retention purposes or for other circumstances recommended by management.

Typically, the shares underlying the options granted to our executives vest monthly over four years and shares of restricted stock granted to our executives vest quarterly over four years. Vesting and exercise rights cease shortly after termination of employment except in the case of death or disability. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights or the right to receive dividends or dividend equivalents.

In 2012, in connection with the annual review of our executive officers’ individual performance and consistent with our compensation philosophy, our Compensation Committee approved annual equity incentive awards for our executive officers. The annual incentive awards granted to our NEOs in 2012 are set forth in the table below:

2012 Annual Equity Incentive Awards
Name and Principal Position	Restricted Stock Awards (#)
Thomas D. Ebling President and Chief Executive Officer	84,000

Scott J. Dussault Executive Vice President and Chief Financial Officer	65,000

Jeffrey G. Barnett Executive Vice President and Chief Operating Officer	70,000

Wayne R. Whitcomb Chief Technology Officer	60,000

In January 2013, in connection with the annual review of our executive officers’ individual performance, our Compensation Committee approved annual equity incentive awards for our NEOs as follows: Mr. Ebling: 48,000 shares of restricted stock; Mr. Dussault: 27,000 shares of restricted stock; Mr. Barnett: 28,000 shares of restricted stock; and Mr. Whitcomb: 17,000 shares of restricted stock.

Benefits and Other Compensation. We maintain broad-based benefits that our employees, including our NEOs, are eligible to participate in, such as a 401(k) retirement plan, flexible spending accounts, medical, dental, life and accidental death insurance policies and long-term and short-term disability plans. We also periodically provide meals on-premise to employees in our offices. Our NEOs receive these benefits on the same basis as our other full-time U.S. employees. Offering these benefits serves to attract and retain employees, including our NEOs. We anticipate that we will periodically review our employee benefits programs in order to ensure that they continue to serve these purposes and remain competitive. While our 401(k) plan permits an employer match, we do not currently provide one. We do not provide any retirement benefits separate from the 401(k) plan.

Perquisites. We do not currently offer any reportable perquisites to our executive officers.

Compensation Committee Consultant

In 2012, our Compensation Committee retained Longnecker, an independent compensation consultant, to assist it with updating our peer group for competitive analysis, conducting a market total compensation review for our executive officers and reviewing this Compensation Discussion and Analysis disclosure. Longnecker reports directly to our Compensation Committee and does not provide any other services to us. In 2012, Longnecker did not attend any meetings of our Compensation Committee.

Accounting and Tax Considerations

Based on the limitations imposed by Section 162(m) of Internal Revenue Code, public companies generally cannot deduct compensation paid to their chief executive officer and each of their three other most highly compensated officers (other than their chief executive officer and chief financial officer) that exceeds $1,000,000 per person in any fiscal year for federal income tax purposes, unless it is “performance-based compensation,” as defined under Section 162(m). While we cannot predict how the Section 162(m) deductibility limit may affect our compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance. In addition, although we have not adopted a formal policy regarding tax deductibility of compensation paid to our NEOs, we intend to consider tax deductibility under Section 162(m) as one factor in our compensation decisions.

We have not provided our executives or directors with any gross-up or other reimbursement for taxes that these individuals might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code. Section 280G provides that certain “disqualified individuals,” including officers, certain highly compensated individuals, and employees, independent contractors, and directors who hold more than 1% of our stock, could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceed certain limits, and we or our successor could lose the ability to deduct the amounts subject to the additional tax. In addition, Section 409A imposes significant taxes on an executive officer, director or other service provider who receives “deferred compensation” that does not meet the requirements of Section 409A.

Report of the Compensation Committee

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of Demandware, Inc.

Jitendra Saxena (Chair)

Lawrence S. Bohn

Michael J. Skok

Summary Compensation

The following table sets forth information regarding the compensation we paid to, or accrued for, our NEOs during the years indicated.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Thomas D. Ebling President and Chief Executive Officer (Principal Executive Officer)	2012	300,000	2,641,800	—	158,400	—		3,100,200
	2011	275,000	—	—	211,680	—		486,680
	2010	243,798	—	1,191,926	123,000	—		1,558,724

Scott J. Dussault. Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2012	260,000	2,044,250	—	60,000	—		2,364,250
	2011	209,167	—	—	73,200	—		282,367
	2010	190,000	—	59,660	32,226	—		281,886

Jeffrey G. Barnett Executive Vice President and Chief Operating Officer	2012	250,000	2,201,500	—	229,713	—		2,681,213
	2011	189,375	—	128,940	233,810	—		552,125
	2010	175,000	—	—	94,450	—		269,450

Wayne R. Whitcomb	2012	225,000	1,887,000	—	75,900	—		2,187,900
Chief Technology Officer	2011	204,375	—	64,470	75,900	75,080	(3)	419,825
	2010	190,000	—	29,830	30,176	—		250,006

(1)	These amounts represent the aggregate grant date fair value of awards for 2012, 2011 and 2010, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 excluding the impact of estimated forfeitures related to service-based vesting conditions (which in our case were none). See Note 2 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012 regarding assumptions underlying the valuation of equity awards. To see the value actually received by the NEOs in 2012, see the table titled Stock Option Exercises and Stock Award Vesting During 2012 on page 30.
(2)	Reflects cash bonus awards paid to our NEOs under our 2012, 2011 and 2010 incentive compensation plans and, with respect to Mr. Barnett, commissions paid to Mr. Barnett under the 2012, 2011 and 2010 sales commission plans, as described above.
(3)	Mr. Whitcomb’s 2011 compensation included the forgiveness by us of the full outstanding principal and accrued interest on a promissory note issued by Mr. Whitcomb to us in March 2005.

Grants of Plan-Based Awards in 2012

The following table sets forth information concerning awards made to our NEOs under our equity and non-equity incentive plans during the year ended December 31, 2012, including performance-based awards:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)
Thomas D. Ebling	3/28/2012	84,000	$2,641,800
Scott J. Dussault	3/28/2012	65,000	$2,044,250
Jeffrey G. Barnett	3/28/2012	70,000	$2,201,500
Wayne R. Whitcomb	3/28/2012	60,000	$1,887,000

(1)	These restricted stock awards vest over a four year period following the grant date, with 6.25% of the shares underlying the award vesting each quarter.
(2)	These amounts represent the aggregate grant date fair value of awards, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 excluding the impact of estimated forfeitures related to service-based vesting conditions (which in our case were none). See Note 2 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012 regarding assumptions underlying the valuation of equity awards.

Outstanding Equity Awards at December 31, 2012

The following table sets forth information regarding equity awards held by each of our NEOs as of December 31, 2012:

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercisable Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date(1) ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Thomas D. Ebling	6,460	77,520	1.29	2/11/2020
	34,000	—	1.29	12/4/2019
	45,624	30,415	1.47	6/3/2020
	426,099	284,066	1.29	2/11/2020
					68,250	1,864,590

Scott J . Dussault	61,111	5,555	1.29	9/29/2019
	45,833	20,833	1.47	6/3/2020
	95,802	—	1.29	11/11/2018
					52,813	1,442,851

Jeffrey G. Barnett	122,222	11,111	1.29	9/29/2019
	30,555	36,111	3.39	2/21/2021
	208,491	—	0.93	9/14/2017
					56,875	1,553,825

Wayne R. Whitcomb	45,833	4,167	1.29	9/29/2019
	15,278	18,055	3.39	2/21/2021
	53,333	—	0.93	9/17/2017
	22,916	10,417	1.47	6/3/2020
					48,750	1,331,850

(1)	The stock options were granted under the 2004 Stock Option and Grant Plan. The grant date of each option is listed in the table below by expiration date.

Grant Date	Expiration Date
9/14/2007	9/14/2017
9/17/2007	9/17/2017
11/11/2008	11/11/2018
9/29/2009	9/29/2019
12/4/2009	12/4/2019
2/11/2010	2/11/2020
6/3/2010	6/3/2020
2/21/2011	2/21/2021

Stock Option Exercises and Stock Award Vesting During 2012

The following table sets forth information concerning the exercise of stock options and vesting of restricted stock during 2012 for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)(1)	Value Realized on Vesting($)
Thomas D. Ebling	77,526	1,742,849	15,750	429,555
Scott J. Dussault	12,531	349,949	12,187	332,378
Jeffrey G. Barnett	—	—	13,125	357,962
Wayne R. Whitcomb	13,333	99,997	11,250	306,825

(1)	The number of shares acquired on vesting of stock awards reflects the gross number of shares vested, including shares that were surrendered to us for the payment of withholding taxes pursuant to the terms of our 2012 Plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2012 about the securities authorized for issuance under our equity compensation plans, consisting of our 2004 Stock Incentive Plan, or 2004 Plan, and our 2012 Plan. All of our equity compensation plans were adopted with the approval of our stockholders.

	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Plan Category:
Equity Compensation Plans Approved by Security Holders	4,127,126	$9.45	3,732,633
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	4,127,126	$9.45	3,732,633

(1)	Consists of 3,732,633 shares issuable under the 2012 Plan.

Potential Payments Upon Termination or Change in Control

Employment Agreements

Thomas D. Ebling. On February 11, 2010, we entered into an employment agreement with Mr. Ebling. The employment agreement specifies that Mr. Ebling’s employment with us is “at will” and provides for an annual base salary of $275,000, which subsequently was increased to $300,000 in January 2012 and to $325,000 in January 2013, annual performance bonuses pursuant to our incentive compensation plan and an equity award under our 2004 Plan equal to 6.0% of our outstanding capital stock at the time of grant. Under the terms of the employment agreement, Mr. Ebling is eligible to participate in executive benefit plans and programs, if any, on the same terms as other similarly situated employees. On August 22, 2011, we entered into a change of control agreement with Mr. Ebling, which provides that if we terminate Mr. Ebling’s employment without cause or if Mr. Ebling terminates his employment for good reason, Mr. Ebling will receive continued payments of his base salary for six months and a cash bonus equal to such amount that he otherwise would have been eligible to receive had his employment not been terminated. In the event that (i) we or our successor terminate Mr. Ebling’s employment without cause or if Mr. Ebling terminates his employment for good reason and (ii) such termination occurs during the period ending six months following the consummation of a change of control, Mr. Ebling is entitled to receive a lump-sum payment equal to the sum of 12 months base salary and a cash bonus equal to such amount that he otherwise would have been eligible to receive had his employment not been terminated. In addition, in the event of a change of control, Mr. Ebling is entitled to receive full acceleration of all unvested equity awards. Mr. Ebling must execute a general release of all claims against us in order to receive any severance benefits.

Scott J. Dussault. On September 19, 2008, we entered into an employment agreement with Mr. Dussault. The employment agreement specifies that Mr. Dussault’s employment with us is “at will” and provides for an initial annual base salary of $190,000, which subsequently was increased to $210,000 in January 2011, $260,000 in January 2012 and $290,000 in January 2013. Under the terms of the employment agreement, Mr. Dussault is eligible to receive annual performance bonuses pursuant to our incentive compensation plan and is generally entitled to participate in executive benefit plans and programs, if any, on the same terms as other similarly situated employees. On August 16, 2011, we entered into a change of control agreement with Mr. Dussault that provides that if (i) we or our successor terminate Mr. Dussault’s employment without cause or if Mr. Dussault terminates his employment for good reason and (ii) the termination occurs during the period ending six months following the consummation of a change of control, Mr. Dussault is entitled to receive a lump-sum payment equal to the sum of 12 months base salary and a cash bonus equal to such amount that he otherwise would have been eligible to receive had his employment not been terminated. In addition, in the event of a change of control, Mr. Dussault is entitled to receive full acceleration of all unvested equity awards. Mr. Dussault must execute a general release of all claims against us in order to receive any severance benefits.

Jeffrey G. Barnett. On October 28, 2005, we entered into an employment agreement with Mr. Barnett. The employment agreement specifies that Mr. Barnett’s employment with us is “at will” and provides for an initial annual base salary of $175,000, which subsequently was increased to $190,000 in January 2011, $250,000 in January 2012 and $300,000 in January 2013. Under the terms of the employment agreement, Mr. Barnett is eligible to receive annual performance bonuses pursuant to our incentive compensation plan, and he is generally entitled to participate in executive benefit plans and programs, if any, on the same terms as other similarly situated employees. Through 2012, Mr. Barnett was also eligible to receive annual sales commissions pursuant to our annual sales compensation plan. On September 15, 2011, we entered into a change of control agreement with Mr. Barnett that provides that if (i) we or our successor terminate Mr. Barnett’s employment without cause or if Mr. Barnett terminates his employment for good reason and (ii) the termination occurs during the period ending six months following the consummation of a change of control, Mr. Barnett is entitled to receive a lump-sum payment equal to the sum of 12 months base salary and a cash bonus equal to such amount that he otherwise would have been eligible to receive had his employment not been terminated. In addition, in the event of a change of control, Mr. Barnett is entitled to receive full acceleration of all unvested equity awards. Mr. Barnett must execute a general release of all claims against us in order to receive any severance benefits.

Wayne R. Whitcomb. On August 4, 2004, we entered into an employment agreement with Mr. Whitcomb. The employment agreement specifies that Mr. Whitcomb’s employment with us is “at will” and provides for an initial annual base salary of $130,000, which subsequently was increased to $205,000 in January 2011, $225,000 in January 2012 and $235,000 in January 2013. Under the terms of the employment agreement, Mr. Whitcomb is eligible to receive annual performance bonuses pursuant to our incentive compensation plan and is generally entitled to participate in executive benefit plans and programs, if any, on the same terms as other similarly situated employees. On August 16, 2011, we entered into a change of control agreement with Mr. Whitcomb that provides that if (i) we or our successor terminate Mr. Whitcomb’s employment without cause or if Mr. Whitcomb terminates his employment for good reason and (ii) the termination occurs during the period ending six months following the consummation of a change of control, Mr. Whitcomb is entitled to receive a lump-sum payment equal to the sum of 12 months base salary and a cash bonus equal to such amount that he otherwise would have been eligible to receive had his employment not been terminated. In addition, in the event of a change of control, Mr. Whitcomb is entitled to receive full acceleration of all unvested equity awards. Mr. Whitcomb must execute a general release of all claims against us in order to receive any severance benefits.

Severance and Change in Control Benefits

Our Board believes that maintaining a stable management team is essential to our long-term success and achievement of our corporate strategies, and is therefore in the best interests of our stockholders. As described above, we have entered into employment agreements with each of our executives that provide for base salary, bonuses and/or sales commissions, employee benefit plan participation, and in certain instances, severance or other payments upon a qualifying termination of employment or change of control. We believe that it is important to provide certain of our executives with these benefits to secure their continued dedication to their work, notwithstanding the possibility of a termination by us, and to provide them with additional incentives to continue employment with us. The level of benefits and triggering events to receive such benefits were chosen to be broadly consistent with the Compensation Committee’s and our Board’s view of prevailing competitive practices. The final severance payment and benefit levels were determined after negotiations with the respective executive and were evaluated in terms of the overall compensation packages for such NEO.

We also recognize that the possibility that we may in the future undergo a change in control, and that this possibility and the uncertainty it may cause among our executives may result in their departure or distraction to the detriment of our company and our stockholders. Accordingly, our Board and our Compensation Committee decided to take appropriate steps to encourage the continued attention, dedication and continuity of certain key executive to their assigned duties without the distraction that may arise from the possibility or occurrence of a change in control. As a result, we have entered into agreements with certain of our NEOs that provide additional benefits in the event of a change in control.

We consider these severance protections to be an important part of our executives’ compensation. These arrangements are consistent with our overall compensation objectives because we believe such arrangements are competitive with arrangements offered to executives by companies against which we compete for executives and are critical to achieve our business objective of management retention. We believe that such severance protections are necessary (i) to retain our executives, (ii) to secure the continued dedication and objectivity of our executives, including in circumstances where the company may undergo a change of control, and (iii) to provide the NEOs with an incentive to continue employment with us and motivate them to maximize our value for the benefit of our stockholders.

Potential Payments Upon a Change in Control

The following table sets forth the benefits that would have been payable by us to certain of our NEOs upon a change in control of our company where such NEO’s employment is terminated within six months, in the case of the salary payments listed below, and 12 months, in the case of the value of equity awards listed below, after the change in control by us or our successor without cause or by such NEO for good reason (as defined in the applicable employment agreement). These amounts are calculated on the assumption that the employment termination and change in control event both took place on December 31, 2012. Amounts below reflect potential payments pursuant to each executive’s employment agreement and pursuant to equity awards granted under the 2004 Plan and under the 2012 Plan.

Name	Salary ($)	Value of Accelerated Vesting of Equity Awards ($)(1)
Thomas D. Ebling	300,000	12,062,901
Scott J. Dussault	260,000	2,125,981
Jeffrey G. Barnett	250,000	2,707,181
Wayne R. Whitcomb	225,000	2,141,653

(1)	Amounts calculated based on the aggregate amount by which the fair market value of the common stock subject to unvested equity awards exceeded the aggregate exercise price of the awards as of December 31, 2012, using a per share fair market value equal to $27.32, the closing market price per share of our common stock on December 31, 2012.

Potential Payments Upon Termination Apart From a Change in Control

The following table sets forth the benefits that would have been payable by us to Mr. Ebling if his employment had been terminated by us without cause on December 31, 2012 or by Mr. Ebling for good reason (as defined in Mr. Ebling’s employment agreement) on December 31, 2012, in the event such termination occurred prior to or more than six months following a change in control of our company, pursuant to Mr. Ebling’s employment agreement.

Name	Salary ($)	Value of Accelerated Vesting of Equity Awards ($)(1)
Thomas D. Ebling	150,000	—

(1)	Amount calculated based on the aggregate amount by which the fair market value of the common stock subject to unvested equity awards exceeded the aggregate exercise price of the awards using the per share fair market value as of December 31, 2012.

Director Compensation

We compensate our directors who are neither employees of our company nor holders (or principals, partners, directors or officers of holders) of more than 5% of our voting securities, whom we refer to as eligible directors, for their service as directors. Accordingly, Mr. Ebling, our President and Chief Executive Officer, does not receive any additional compensation for his service as a director. In addition, Mr. Schambach, who holds more than 5% of our outstanding capital stock, and Messrs. Bohn and Skok, each of whom is affiliated with entities that hold more than 5% of our outstanding capital stock, do not receive any compensation for their service as directors.

Our Compensation Committee periodically reviews the compensation of our eligible directors. Our Compensation Committee compares our Board compensation to compensation paid to eligible directors of similarly sized public companies. Our Compensation Committee also considers the responsibilities we ask of our Board members along with the amount of time required to perform those responsibilities.

Cash Compensation. In 2012, our eligible directors were entitled to receive cash fees in consideration of their Board service as follows:

Annual retainer fee for service on our Board	$30,000
Additional annual retainer fees for committee service:

Audit Committee Chair	$18,000
Audit Committee Member (other than Chair)	$8,000
Compensation Committee Chair	$8,000
Compensation Committee Member (other than Chair)	$4,000
Nominating and Corporate Governance Committee Chair	$6,000
Nominating and Corporate Governance Committee Member (other than Chair)	$3,000

In February 2013, our Board, upon the recommendation of our Compensation Committee, approved an increase in the annual cash compensation paid to the Chairman of the Compensation Committee from $8,000 to $10,000, effective January 2013.

Equity Compensation. For 2012, each eligible director was entitled to receive an annual restricted stock award under our 2012 Plan having a value on the date of grant of $100,000, which award vests as to half of the shares on each of the first and second anniversaries of the date of grant. On March 28, 2012, our Board granted to each of Messrs. Kane and Saxena and Ms. Granoff a restricted stock award of 3,180 shares.

In February 2013, our Board, upon the recommendation of our Compensation Committee, approved new equity compensation of eligible directors, effective in 2013, pursuant to which, at the annual meeting of stockholders, each incumbent eligible director will be entitled to receive a restricted stock award of 5,500 shares of our common stock under our 2012 Plan. This restricted stock award will vest as to half of the shares on each of the first and second anniversaries of the date of grant.

Each member of our Board is entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending board meetings and meetings for any committee on which he serves.

The following table sets forth information regarding the compensation of our eligible directors for their service on our Board in 2012:

Eligible Director Compensation For 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Jill Granoff	34,477	100,011	134,488
Charles F. Kane	37,611	100,011	137,622
Jitendra Saxena	36,044	100,011	136,055

(1)	The amount reported in this column represents the aggregate grant date fair value of the restricted stock based on the closing stock price on the date of grant. See Note 2 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012 regarding assumptions regarding valuation of equity awards.
(2)	As of December 31, 2012, our eligible directors did not hold any vested stock awards and held the following aggregate number of shares under outstanding stock options (representing unexercised option awards — both exercisable and unexercisable):

Name	Aggregate Number of Shares Underlying Option Awards
Jill Granoff	40,920
Charles F. Kane	32,736
Jitendra Saxena	65,472

OWNERSHIP OF OUR COMMON STOCK

The following table sets forth certain information as of March 15, 2013, with respect to the beneficial ownership of our common stock by:

•	each of our directors and director nominees,

•	each of our NEOs,

•	all of our directors, director nominees and executive officers as a group, and

•	each person or group of affiliated persons we know to beneficially own 5% or more of the outstanding shares of our common stock.

The number of shares of common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to shares of our common stock. The information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership.

Name of Beneficial Owner(1)	Number of Shares Owned	+	Number of Shares Acquirable Within 60 Days(2)	=	Total Beneficial Ownership	Percentage of Common Stock Beneficially Owned(3)
Executive Officers and Directors
Thomas D. Ebling(4)	728,361		623,470		1,351,831	4.40%
Scott J. Dussault	88,138		201,325		289,463	*
Jeffrey G. Barnett	107,907		349,335		457,242	1.50%
Wayne R. Whitcomb	149,950		147,082		297,032	*
Lawrence S. Bohn(5)	4,706,603		—		4,706,603	15.65
Jill Granoff	3,180		57,288		60,468	*
Charles F. Kane	3,180		32,736		35,916	*
Jitendra Saxena	105,814		65,472		171,286	*
Stephan Schambach	3,643,044		—		3,643,044	12.11%
Michael J. Skok(6)	4,322,321		—		4,322,321	14.69%
All executive officers and directors as a group (10 persons)	13,956,440		1,476,708		15,433,148	48.90%
5% Holders
Entities Affiliated with General Catalyst Partners(7)	4,682,514		—		4,682,514	15.57%
Entities Affiliated with North Bridge Venture Partners(8)	4,420,263		—		4,420,263	14.69%
FMR LLC(9)	3,753,958		—		3,753,958	12.48%

*	Less than one percent.
(1)	Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Demandware, Inc., 5 Wall Street, Burlington, Massachusetts 01803.

(2)	For purposes of calculating beneficial ownership for this table, shares underlying options that will vest within 60 days after March 15, 2013 are deemed outstanding.

(3)	Percentage of beneficial ownership is based on 30,083,410 shares of our common stock outstanding as of March 15, 2013. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of March 15, 2013, are deemed outstanding for computing the percentage of the common stock beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person.

(4)	Includes 386,684 shares held by Mr. Ebling’s spouse.

(5)	Consists of (a) 3,037,138 shares held by General Catalyst Group III, L.P. (“GCG III”); (b) 109,887 shares held by GC Entrepreneurs Fund III, L.P. (“GCEF III”); (c) 1,495,802 shares held by General Catalyst Group IV, L.P. (“GCG IV”); (d) 39,687 shares held by GC Entrepreneurs Fund IV, L.P. (“GCEF IV”); and (e) 24,089 held directly by Mr. Bohn. General Catalyst GP III, LLC (“GP III LLC”) is the general partner of General Catalyst Partners III, L.P. (“GP III LP”), which is the general partner of GCG III and GCEF III. Each of David Fialkow, David Orfao and Joel Cutler is a Managing Director of GP III LLC and may be deemed to share voting and investment power over the shares held of record by GCG III, GCEF III and GP III LP. Each of David Fialkow, David Orfao and Joel Cutler disclaims beneficial ownership of all shares held by the foregoing entities except to the extent of his pecuniary interest therein. General Catalyst GP IV, LLC (“GP IV LLC”) is the general partner of General Catalyst Partners IV, L.P. (“GP IV LP”), which is the general partner of GCG IV and GCEF IV. Each of David Fialkow, David Orfao and Joel Cutler is a Managing Director of GP IV LLC and may be deemed to share voting and investment power over the shares held of record by GCG IV, GCEF IV and GP IV LP. Each of David Fialkow, David Orfao and Joel Cutler disclaims beneficial ownership of all shares held by the foregoing entities except to the extent of his pecuniary interest therein. Mr. Bohn, a member of our Board and a managing director of General Catalyst Partners, disclaims beneficial ownership over such shares, except to the extent of his pecuniary interest therein. We obtained information regarding beneficial ownership of these shares solely from a Form 4 that was filed by Mr. Bohn with the SEC on March 7, 2013.

(6)	Consists of (a) 2,900,615 shares held of record by North Bridge Venture Partners V-A, L.P. (“NBVP V-A”); and (b) 1,421,706 shares held of record by North Bridge Venture Partners V-B, L.P. (“NBVP V-B”). North Bridge Venture Management V, L.P., or NBVM V, is the sole general partner of each of NBVP V-A and NBVP V-B. NBVM GP, LLC, the general partner of NBVM V, has ultimate voting and dispositive power over the shares held of record by each of NBVP V-A and NBVP V-B. Shared voting and dispositive power of such shares is vested in Messrs. Anderson and D’Amore. Mr. Skok, a member of our Board and a manager of NBVM GP, LLC, disclaims beneficial ownership over such shares, except to the extent of his pecuniary interest therein. We obtained information regarding beneficial ownership of these shares solely from a Form 4 Report that was filed by NBVM GP, LLC with the SEC on February 1, 2013.

(7)	Consists of (a) 3,037,138 shares held by General Catalyst Group III, L.P. (“GCG III”); (b) 109,887 shares held by GC Entrepreneurs Fund III, L.P. (“GCEF III”); (c) 1,495,802 shares held by General Catalyst Group IV, L.P. (“GCG IV”); and (d) 39,687 shares held by GC Entrepreneurs Fund IV, L.P. (“GCEF IV”). General Catalyst GP III, LLC (“GP III LLC”) is the general partner of General Catalyst Partners III, L.P. (“GP III LP”), which is the general partner of GCG III and GCEF III. Each of David Fialkow, David Orfao and Joel Cutler is a Managing Director of GP III LLC and may be deemed to share voting and investment power over the shares held of record by GCG III, GCEF III and GP III LP. Each of David Fialkow, David Orfao and Joel Cutler disclaims beneficial ownership of all shares held by the foregoing entities except to the extent of his pecuniary interest therein. General Catalyst GP IV, LLC (“GP IV LLC”) is the general partner of General Catalyst Partners IV, L.P. (“GP IV LP”), which is the general partner of GCG IV and GCEF IV. Each of David Fialkow, David Orfao and Joel Cutler is a Managing Director of GP IV LLC and may be deemed to share voting and investment power over the shares held of record by GCG IV, GCEF IV and GP IV LP. Each of David Fialkow, David Orfao and Joel Cutler disclaims beneficial ownership of all shares held by the foregoing entities except to the extent of his pecuniary interest therein. The address of General Catalyst Partners is 20 University Road, Suite 450, Cambridge, Massachusetts 02138. We obtained information regarding beneficial ownership of these shares solely from Forms 4 that were filed by General Catalyst Group III LP and General Catalyst Group IV LP with the SEC on March 7, 2013.

(8)

Consists of (a) 2,900,615 shares held by North Bridge Venture Partners V-A, L.P. (“NBVP V-A”); (b) 1,421,706 shares held by North Bridge Venture Partners V-B, L.P. (“NBVP V-B”); (c) 48,658 shares held by Edward T. Anderson; (d) 38,055 shares held by Richard A. D’Amore; (e) 11,229 shares held by a trust for the benefit of certain of Mr. Anderson’s immediate family (the “Anderson Trust”), of which a member of Mr. Anderson’s immediate family is the trustee. North Bridge Venture Management V, L.P., or

NBVM V, is the sole general partner of each of NBVP V-A and NBVP V-B. NBVM GP, LLC, the general partner of NBVM V, has ultimate voting and dispositive power over the shares held of record by each of NBVP V-A and NBVP V-B. Shared voting and dispositive power of such shares is vested in Messrs.

Anderson and D’Amore. Mr. Anderson disclaims beneficial ownership of the shares held of record by the Anderson Trust, except to the extent of his pecuniary interest therein. The address of North Bridge Venture Partners is 950 Winter Street, Suite 4600, Waltham, Massachusetts 02451. We obtained information regarding beneficial ownership of these shares solely from a Form 4 Report that was filed by NBVM GP, LLC with the SEC on February 1, 2013.

(9)	Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,741,272 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 3,741,272 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. The address of Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 12,686 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 12,686 shares and sole power to vote or to direct the voting of 12,686 shares of Common Stock owned by the institutional accounts managed by PGATC as reported above. The address of PGATC is 900 Salem Street, Smithfield, Rhode Island, 02917. We obtained information regarding beneficial ownership of these shares solely from Amendment No. 1 to Schedule 13G that was filed by FMR LLC with the SEC on February 14, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC on Forms 3, 4 and 5. We believe that during 2012, our directors, executive officers and beneficial owners of more than 10% of our common stock timely complied with all applicable filing requirements. In making these disclosures, we relied solely on a review of copies of such reports filed with the SEC and furnished to us and written representations that no other reports were required.

PROPOSAL 1

ELECTION OF DIRECTORS

Our certificate of incorporation provides for a classified Board. This means our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of service of each class of directors is staggered so that the term of one class expires at each annual meeting of the stockholders.

Our Board currently consists of seven members, divided into three classes as follows:

•	Class I is comprised of Thomas D. Ebling and Jitendra Saxena, each with a term ending at the 2013 Annual Meeting;

•	Class II is comprised of Charles F. Kane and Stephan Schambach, each with a term ending at the 2014 Annual Meeting; and

•	Class III is comprised of Lawrence S. Bohn, Jill Granoff and Michael J. Skok, each with a term ending at the 2015 Annual Meeting.

At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Messrs. Ebling and Saxena are current directors whose terms expire at the 2013 Annual Meeting. Messrs. Ebling and Saxena are each nominated for re-election as a Class I director, with a term ending in 2016.

Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the election of both of the nominees identified above to a three-year term ending in 2016, each such nominee to hold office until his successor has been duly elected and qualified. Stockholders who do not wish their shares to be voted for either or both nominees may so indicate by striking out the name of such nominee(s) on the proxy card. Each of the nominees has indicated his willingness to serve on our Board, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board. We do not contemplate that either of the nominees will be unable to serve if elected.

A plurality of the combined voting power of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each nominee as a director.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF THOMAS D. EBLING AND JITENDRA SAXENA AS CLASS I DIRECTORS.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act.

We encourage stockholders to read closely the “Executive Compensation” section of this proxy statement beginning with the “Compensation Discussion and Analysis” on page 19, which describes in detail our executive compensation programs and the decisions made by our Compensation Committee and our Board with respect to the year ended December 31, 2012.

As we describe in the “Compensation Discussion and Analysis,” we maintain simple executive compensation programs that consist almost entirely of base salary, an annual cash incentive bonus and annual equity awards. These elements of compensation have been selected by our Compensation Committee because the committee believes that they effectively achieve the fundamental goals of our compensation program, which are to attract, motivate and retain qualified and talented executives who are critical to our success, motivating them to achieve our business goals and rewarding them for superior short- and long-term performance. The goal of our Compensation Committee is to ensure that our compensation programs are aligned with the interests of our stockholders and our business goals in order to attain our ultimate objective of increasing stockholder value. We believe that, consistent with these goals, the total compensation paid to each of our named executive officers is fair, reasonable and competitive. Further, we believe our programs do not encourage excessive risk-taking by management.

With very limited exceptions, we do not provide any compensation or benefit plans to executive officers that are not also available to other employees. We differentiate among executive officers primarily based on size of annual cash incentive awards and annual equity awards and, to a lesser extent, base salary. Annual compensation decisions for executive officers are made by our Compensation Committee based on the achievement of specified corporate performance goals as described under “Compensation Discussion and Analysis.”

Our Board is asking stockholders to approve, on a non-binding advisory basis, the following resolution:

RESOLVED, that the compensation paid to the named executive officers of Demandware, Inc., as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the proxy statement of Demandware, Inc., is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our Board (or any committee thereof). However, our Compensation Committee and Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BY VOTING “FOR” PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES

In Proposal 2, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers. In this Proposal 3, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote for a frequency of every one, two or three years, or may abstain.

After careful consideration, our Board believes that an executive compensation advisory vote should be held every year. Our Board believes that an annual executive compensation advisory vote will facilitate more direct stockholder input about executive compensation. An annual executive compensation advisory vote is consistent with our policy of reviewing our compensation programs annually, as well as seeking input from our stockholders on corporate governance and executive compensation matters. We believe an annual vote would be the best governance practice for our company at this time.

The frequency choice that receives the highest number of votes cast will be considered to be the preferred frequency of our stockholders with which we are to hold future non-binding stockholder advisory “say-on-pay” votes on executive compensation.

Our Board will take into consideration the outcome of this vote in determining the frequency of future executive compensation advisory votes. However, because this vote is advisory and non-binding, our Board may decide that it is in our best interests and those of our stockholders to hold the advisory vote to approve executive compensation more or less frequently.

OUR BOARD BELIEVES THAT HOLDING THE EXECUTIVE COMPENSATION ADVISORY VOTE EVERY YEAR IS IN OUR BEST INTERESTS AND THOSE OF OUR STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR A FREQUENCY OF EVERY “ONE YEAR.”

Stockholders are not voting to approve or disapprove our Board’s recommendation. Stockholders may choose among the four choices available.

PROPOSAL 4

ADOPTION OF 2013 EMPLOYEE STOCK PURCHASE PLAN

On February 12, 2013, upon the recommendation of the Compensation Committee, our Board adopted, subject to stockholder approval, our 2013 Employee Stock Purchase Plan, which we refer to in this proxy statement as the 2013 ESPP. The 2013 ESPP provides for 400,000 shares to be available for purchase by eligible employees according to its terms. The 2013 ESPP is intended to encourage our employees to become stockholders in our company to stimulate their increased interest in our affairs and success, to afford our employees the opportunity to share in our earnings and growth and to promote systematic savings by them. We believe that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel, and we believe that the ability to participate in our 2013 ESPP is an attractive feature for our employees and potential employees.

Description of the 2013 ESPP

The following is a brief summary of the 2013 ESPP. The following description is only a summary of the material terms of the 2013 ESPP, and is qualified in its entirety by reference to the 2013 ESPP, a copy of which is attached to this proxy statement as Appendix A. You can request a copy of the 2013 ESPP by writing to Demandware, Inc., Attn: Investor Relations, 5 Wall Street, Burlington, Massachusetts 01803. A copy of the 2013 ESPP, which is attached to the electronic copy of this proxy statement filed with the SEC, also may be accessed from the SEC’s home page, www.sec.gov.

Eligibility

All employees of the company and any subsidiary of the company designated by our Board or the Compensation Committee are eligible to participate provided that they are customarily employed for more than 20 hours a week and for more than five months in a calendar year, and they are employees not later than the last day of the enrollment period for the next applicable plan period. In addition, no employee can be granted an option under the plan that would result in the employee owning common stock and/or options to purchase common stock representing five percent or more of our outstanding capital stock. As of April 4, 2013, 279 employees would have been eligible to participate in the 2013 ESPP, including our named executive officers.

Plan Operation

The 2013 ESPP permits eligible employees to purchase shares of our common stock at a discount. Eligible employees may elect to participate by completing an enrollment agreement, filing it with our payroll office and authorizing after-tax payroll deductions from their pay. Participation in the 2013 ESPP is discretionary, and participants can contribute up to ten percent of their compensation (as defined in the 2013 ESPP). On the first day of each six-month offering period between January 1 and June 30 and July 1 and December 31, each employee who is enrolled in the 2013 ESPP will automatically receive an option to purchase on the last day of the offering period the largest whole number of shares of common stock that can be purchased with the deductions accumulated as of the last day of the offering period. No eligible employee may be granted an option under the 2013 ESPP that permits the employee to accrue rights to purchase shares under the 2013 ESPP to accrue at a rate that exceeds $25,000 in fair market value (based on the value of the stock on the offering commencement date) of common stock in any given year under the 2013 ESPP. We currently anticipate that if the 2013 ESPP is approved by stockholders, the initial offering period will begin on July 1, 2013. The offering price of each of the shares purchased in a given offering period will be at least 85% of the closing price of our common stock on the first business day of the offering period or the last business day of the offering period, as determined by our Board. If the total number of shares of common stock specified in elections to be purchased in any offering period exceeds the number of shares remaining available for issuance under the 2013 ESPP, we will only issue to participants in that offering that number of shares remaining available for issuance, on a pro-rata basis.

All payroll deductions for the 2013 ESPP will be placed in a payroll deduction account maintained for all participating employees. No interest will accrue on the payroll deductions, and an employee participating in the 2013 ESPP may not make any additional payments into the account. Employees may purchase common stock under the 2013 ESPP only through payroll deductions. A participant may elect to discontinue his or her payroll deductions during an offering period but not elect to withdraw his or her funds. In such cases, funds deducted prior to his or her election to discontinue shall be applied to the purchase of common stock on the last day of the offering period. If an employee withdraws from participation during an offering period, the amounts contributed to the 2013 ESPP will be refunded immediately without interest and the employee’s option granted for such offering period will automatically terminate. At the end of each offering period, the accumulated payroll contributions of each employee who continues to participate in the plan as of such date will be used to purchase shares of common stock (at the option price described above) subject to the limitations described above.

The value of the common stock purchased will vary based on the fair market value of our common stock on the last day of the offering period. Accordingly, the dollar value and the number of shares that may be purchased in the future pursuant to the 2013 ESPP are not currently determinable.

Administration

The 2013 ESPP will be administered by our Board, which has delegated its authority to the Compensation Committee. Our Board or Compensation Committee has authority to make rules and regulations for the administration of the 2013 ESPP and its interpretation and decisions with regard thereto shall be final and conclusive. To the extent permitted by applicable law, our Board or Compensation Committee shall have the authority to delegate to the chief executive officer such authority with respect to the administration of the 2013 ESPP as our Board or Compensation Committee, in its sole discretion, deems advisable from time to time.

Our Board may amend the 2013 ESPP at any time. However, the 2013 ESPP may not be amended in any way that will cause rights issued thereunder to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Internal Revenue Code including stockholder approval if required. Our Board can terminate the 2013 ESPP at any time. Upon termination of the 2013 ESPP all amounts in the accounts of participants shall be promptly refunded. Our Board may allow employees who are citizens or residents of foreign jurisdictions to participate in an offering period or establish sub-plans for the benefit of such foreign employees to the extent such actions are in compliance with Section 423 of the Internal Revenue Code.

Federal Income Tax Consequences

The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the 2013 ESPP and with respect to the sale of common stock acquired under the plan. This summary is based on the tax laws in effect as of the date of this proxy statement. This summary assumes that the 2013 ESPP complies with Section 423 of the Internal Revenue Code. Changes to these laws could alter the tax consequences described below.

Tax Consequences to Participants

A participant will not have income upon enrolling in the 2013 ESPP or upon purchasing stock at the end of an offering. A participant may have both compensation income and a capital gain or loss upon the sale of stock that was acquired under the 2013 ESPP. The amount of each type of income and loss will depend on whether the participant disposes of the stock in a qualifying or disqualifying disposition. A qualifying disposition is when the participant sells the stock more than two years after the commencement of the offering during which the stock was purchased and more than one year after the date on which the participant purchased the stock at a profit (i.e., the sales proceeds exceed the purchase price). In a qualifying disposition, the participant will have compensation income equal to the lesser of:

•	15% of the value of the stock on the day the offering commenced; or

•	the difference between the fair market value of the stock on the date of disposition and the purchase price.

Any profit in excess of compensation income will be long-term capital gain. If the participant sells the stock at a loss (i.e., if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss.

If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day he or she purchased the stock. This capital gain or loss will be long-term if the participant has held the stock for more than one year and short-term if held one year or less.

Tax Consequences to Us

There will be no tax consequences to us except that we will be entitled to a deduction when a participant recognizes compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE 2013 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Deloitte & Touche LLP, independent registered public accounting firm, to audit our books, records and accounts for the year ending December 31, 2013. This appointment is being presented to the stockholders for ratification at the Annual Meeting.

Deloitte & Touche LLP, or Deloitte, has no direct or indirect material financial interest in our company or our subsidiaries. Representatives of Deloitte are expected to be present at the Annual Meeting and will be given the opportunity to make a statement on the firm’s behalf if they so desire. The representatives also will be available to respond to appropriate questions.

Deloitte was our independent registered public accounting firm for 2012 and 2011. A summary of the fees we paid to Deloitte during 2012 and 2011 were follows:

Nature of Service	2012 Fees	2011 Fees
Audit Fees(1)	$1,223,200	$1,245,500
Audit-Related Fees(2)	$—	$—
Tax Fees(3)	$57,430	$52,000
All Other Fees(4)	$39,600	$—

Total:	$1,320,230	$1,297,500

(1)	The “Audit Fees” represent fees for the respective year for professional services for the audit of our annual financial statements, the review of financial statements included in our quarterly financial statements and audit services provided in connection with other statutory or regulatory requirements. The Audit Committee pre-approved 100% of the “Audit Fees” in 2012 and 2011.
(2)	The “Audit-Related Fees” consist of fees for assurance and related services, including due diligence services, that were reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” The Audit Committee pre-approved 100% of the “Audit-Related Fees” in 2012 and 2011.
(3)	The “Tax Fees” include our payments to Deloitte in 2012 and 2011 for their consultation on various income tax planning and compliance matters. The Audit Committee pre-approved 100% of the “Tax Fees” in 2012 and 2011.
(4)	The “All Other Fees” consist of fees for products and services (other than the services disclosed under “Audit Fees,” “Audit-Related Fees” and “Tax Fees”). The Audit Committee pre-approved 100% of the “All Other Fees” in 2012 and 2011.

The Audit Committee determined that the provision of the non-audit services by Deloitte described above is compatible with maintaining Deloitte’s independence.

The Audit Committee as a whole, or through its Chair, pre-approves all audit and non-audit services (including fees) to be provided by the independent registered public accounting firm. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve non-audit services not prohibited by law to be performed by Deloitte and associated fees up to a maximum of $125,000, provided that the Chair of the Audit Committee reports any decisions to pre-approve such services and fees to the full Audit Committee at its next regular meeting.

Proxies solicited by management will be voted for the ratification unless stockholders specify otherwise. Ratification by the stockholders is not required. Although we are not required to submit the appointment to a vote of the stockholders, our Board continues to believe it is appropriate as a matter of policy to request that the stockholders ratify the appointment of Deloitte as our independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain Deloitte or appoint another independent registered public accounting firm. Even if the appointment is ratified, our Board and the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken at the Annual Meeting. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our company and our stockholders.

Stockholder Proposals for 2014 Annual Meeting

Stockholder Proposals Included in Proxy Statement

To be considered for inclusion in the proxy statement relating to our Annual Meeting of Stockholders to be held in 2014, stockholder proposals must be received at our principal executive offices no later than December 13, 2013, which is no less than 120 calendar days before the date our proxy statement was released to stockholders in connection with the prior year’s annual meeting of stockholders. If the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of this year’s annual meeting on May 29, then the deadline is a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

Stockholder Proposals Not Included in Proxy Statement

We must receive other proposals of stockholders (including director nominations) intended to be presented at the 2014 Annual Meeting of Stockholders but not included in the proxy statement by February 28, 2014, but not before January 29, 2014, which is not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. However, in the event the 2014 Annual Meeting is scheduled to be held on a date before May 9, 2014, or after July 28, 2014, which are dates 20 days before or 60 days after the anniversary date of the immediately preceding annual meeting, then your notice may be received by us at our principal executive office not earlier than 120 days prior to such annual meeting and not later than the close of business on the earlier of (1) the 90th day before the scheduled date of such annual meeting and (2) the 10th day after the day on which we first make a public announcement of the date of such annual meeting. Any proposals we do not receive in accordance with the above standards will not be voted on at the 2014 Annual Meeting. In certain cases, notice may be delivered later if the number of directors to be elected to our Board is increased.

Each stockholder’s notice for a proposal must be timely given to our Secretary at the address of our principal executive offices. Each notice generally is required to set forth as to each matter proposed to be brought before an annual meeting certain information and must meet other requirements specified in our by-laws, as determined by us, including (1) a brief description of the business the stockholder desires to bring before the annual meeting and the reasons for conducting such business at the meeting; (2) the text of the proposal (including the exact text of any resolutions proposed for consideration); (3) the name and address, as they appear on our stock transfer books, of the stockholder proposing such business, (4) the class and number of shares beneficially owned by the stockholder making the proposal; (5) the names and addresses of the beneficial owners of any of our capital stock registered in such stockholder’s name, and the class and number of our shares so owned; (6) the names and addresses of other stockholders known by the stockholder proposing such business to support such proposal, and the class and number of our shares beneficially owned by such other stockholders; and (7) any material interest of the stockholder proposing to bring such business before such meeting (or any other stockholders known to be supporting such proposal) in such proposal.

For nominations, a stockholder’s notice to the Secretary generally must set forth information specified in our by-laws, as determined by us, as to each person proposed to be nominated, including (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the class and number of our shares which are beneficially owned by such person on the date of such stockholder notice, and (4) the consent of each nominee to serve as a director if elected. The notice must also set forth as to the stockholder giving the notice (1) the name and address, as they appear on our transfer books, of such stockholder and of any beneficial owners of our capital stock registered in such stockholder’s name and the name and address of other stockholders known by such stockholder to be supporting such nominee(s), (2) the class and number of our shares held of record, beneficially owned or represented by proxy by such stockholder and by any other stockholders known by such stockholder to be supporting such nominee(s) on the record date for the annual meeting in question (if such date shall then have been made publicly available) and on the date of such stockholder’s notice, and (3) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder.

The foregoing time limits also apply to determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. These rules are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. In addition, stockholders are required to comply with any applicable requirements of the Exchange Act and the rules and regulations thereunder.

Householding of Proxies

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement, by sending a written request to us at: Demandware, Inc., Attn: Investor Relations, 5 Wall Street, Burlington, Massachusetts 01803 or calling us at: (781) 425-1436.

If, at any time, (1) you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future or (2) you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to us at: Demandware, Inc., Attn: Investor Relations, 5 Wall Street, Burlington, Massachusetts 01803, or calling us at: (781) 425-1436.

Miscellaneous

Even if you plan to attend the Annual Meeting in person, please complete, sign, date and return the enclosed proxy promptly. Should you attend the Annual Meeting, you may revoke the proxy and vote in person. A postage-paid, return-addressed envelope is enclosed for your convenience. No postage need be affixed if mailed in the United States. Your cooperation in giving this your immediate attention will be appreciated.

You may obtain a copy of our annual report (without exhibits) filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2012 without charge upon written request to: Demandware, Inc., Attn: Investor Relations, 5 Wall Street, Burlington, Massachusetts 01803.

Appendix A

DEMANDWARE, INC. 2013 EMPLOYEE STOCK PURCHASE PLAN

The purpose of this Plan is to provide eligible employees of Demandware, Inc., a Delaware corporation (the “Company”), and certain of its subsidiaries with opportunities to purchase shares of the Company’s common stock, $0.01 par value (the “Common Stock”), commencing on July 1, 2013. 400,000 shares of Common Stock in the aggregate have been approved for this purpose, subject to any adjustment pursuant to Section 15 hereof. This Plan is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder, and shall be interpreted consistent therewith.

1. Administration. The Plan will be administered by the Company’s Board of Directors (the “Board”) or by a Committee appointed by the Board (the “Committee”). The Board or the Committee has authority to make rules and regulations for the administration of the Plan and its interpretation and decisions with regard thereto shall be final and conclusive.

2. Eligibility. All employees of the Company and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) designated by the Board or the Committee from time to time (a “Designated Subsidiary”), are eligible to participate in any one or more of the offerings of Options (as defined in Section 9) to purchase Common Stock under the Plan provided that:

(a) they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and for more than five months in a calendar year;

(b) they have been employed by the Company or a Designated Subsidiary for at least 12 months prior to enrolling in the Plan; and

(c) they are employees of the Company or a Designated Subsidiary on the first day of the applicable Plan Period (as defined below).

No employee may be granted an Option hereunder if such employee, immediately after the Option is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock that the employee has a contractual right to purchase shall be treated as stock owned by the employee.

The Company retains the discretion to determine which eligible employees may participate in an offering pursuant to and consistent with Treasury Regulation Sections 1.423-2(e) and (f).

3. Offerings. The Company will make one or more offerings (“Offerings”) to employees to purchase stock under this Plan. Offerings will begin each January 1 and July 1, or the first business day thereafter (the “Offering Commencement Dates”). Each Offering Commencement Date will begin a six (6) month period (a “Plan Period”) during which payroll deductions will be made and held for the purchase of Common Stock at the end of the Plan Period. The Board or the Committee may, at its discretion, choose a different Plan Period of twelve (12) months or less for subsequent Offerings and/or choose a different commencement date for Offerings under the Plan. Notwithstanding anything to the contrary, the first Plan Period shall begin on July 1, 2013.

4. Participation. An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing and forwarding either a written or electronic payroll deduction authorization form to the employee’s appropriate payroll office at least 10 days prior to the applicable Offering Commencement Date. The form will authorize a regular payroll deduction from the Compensation received by the employee during the Plan Period. Unless an employee files a new form or withdraws from the Plan, his deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect. The term “Compensation” means the amount of money reportable on the employee’s Federal Income Tax Withholding Statement, excluding overtime, shift premium, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains associated with the grant or vesting of restricted stock, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown or separately identified on the employee’s Federal Income Tax Withholding Statement, but including, in the case of salespersons, sales commissions to the extent determined by the Board or the Committee.

5. Deductions. The Company will maintain payroll deduction accounts for all participating employees. With respect to any Offering made under this Plan, an employee may authorize a payroll deduction in any dollar amount up to a maximum of 10% of the Compensation he or she receives during the Plan Period or such shorter period during which deductions from payroll are made. The Board or the Committee may, at its discretion, designate a lower maximum contribution rate. Payroll deductions may be at the rate of any percentage of Compensation equal to 10% or a lesser whole number, with any change in compensation during the Plan Period to result in an automatic corresponding change in the dollar amount withheld. The minimum payroll deduction is such percentage of Compensation as may be established from time to time by the Board or the Committee.

6. Deduction Changes. An employee may decrease or discontinue his payroll deduction once during any Plan Period, by filing either a written or electronic new payroll deduction authorization form. However, an employee may not increase his payroll deduction during a Plan Period. If an employee elects to discontinue his payroll deductions during a Plan Period, but does not elect to withdraw his funds pursuant to Section 8 hereof, funds deducted prior to his election to discontinue will be applied to the purchase of Common Stock on the Exercise Date (as defined below).

7. Interest. Interest will not be paid on any employee accounts, except to the extent that the Board or the Committee, in its sole discretion, elects to credit employee accounts with interest at such rate as it may from time to time determine.

8. Withdrawal of Funds. An employee may at any time prior to the close of business on the last business day in a Plan Period and for any reason permanently draw out the balance accumulated in the employee’s account and thereby withdraw from participation in an Offering. Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Plan Period during which the employee withdrew his or her balance. The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Board or the Committee.

9. Purchase of Shares.

(a) Number of Shares. On the Offering Commencement Date of each Plan Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (an “Option”) to purchase on the last business day of such Plan Period (the “Exercise Date”) at the applicable purchase price (the “Option Price”) up to a whole number of shares of Common Stock determined by multiplying $2,083 by the number of full months in the Plan Period and dividing the result by the closing price (as determined below) on the Offering Commencement Date; provided, however, that no employee may be granted an Option which permits his rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the date such Option is granted) for each calendar year in which the Option is outstanding at any time.

(b) Option Price. The Board or the Committee shall determine the Option Price for each Plan Period, including whether such Option Price shall be determined based on the lesser of the closing price of the Common Stock on (i) the first business day of the Plan Period or (ii) the Exercise Date, or shall be based solely on the closing price of the Common Stock on the Exercise Date; provided, however, that such Option Price shall be at least 85% of the applicable closing price. In the absence of a determination by the Board or the Committee, the Option Price will be 85% of the lesser of the closing price of the Common Stock on (i) the first business day of the Plan Period or (ii) the Exercise Date. The closing price shall be (a) the closing price (for the primary trading session) on any national securities exchange on which the Common Stock is listed or (b) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal or another source selected by the Board or the Committee. If no sales of Common Stock were made on such a day, the price of the Common Stock shall be the reported price for the next preceding day on which sales were made.

(c) Exercise of Option. Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of whole shares of Common Stock reserved for the purpose of the Plan that his accumulated payroll deductions on such date will pay for, but not in excess of the maximum numbers determined in the manner set forth above.

(d) Return of Unused Payroll Deductions. Any balance remaining in an employee’s payroll deduction account at the end of a Plan Period will be automatically refunded to the employee, except that any balance that is less than the purchase price of one share of Common Stock will be carried forward into the employee’s payroll deduction account for the following Offering, unless the employee elects not to participate in the following Offering under the Plan, in which case the balance in the employee’s account shall be refunded.

10. Issuance of Certificates. Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank, or other nominee holder designated by the employee. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares in lieu of issuing stock certificates.

11. Rights on Retirement, Death or Termination of Employment. If a participating employee’s employment ends before the last business day of a Plan Period, no payroll deduction shall be taken from any pay then due and owing to the employee and the balance in the employee’s account shall be paid to the employee. In the event of the employee’s death before the last business day of a Plan Period, the Company shall, upon notification of such death, pay the balance of the employee’s account (a) to the executor or administrator of the employee’s estate or (b) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate. If, before the last business day of the Plan Period, the Designated Subsidiary by which an employee is employed ceases to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee shall be deemed to have terminated employment for the purposes of this Plan.

12. Optionees Not Stockholders. Neither the granting of an Option to an employee nor the deductions from his or her pay shall make such employee a stockholder of the shares of Common Stock covered by an Option under this Plan until he or she has purchased and received such shares.

13. Options Not Transferable. Options under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

14. Application of Funds. All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.

15. Adjustment for Changes in Common Stock and Certain Other Events.

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the share limitations set forth in Section 9, and (iii) the Option Price shall be equitably adjusted to the extent determined by the Board or the Committee.

(b) Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Options. In connection with a Reorganization Event, the Board or the Committee may take any one or more of the following actions as to outstanding Options on such terms as the Board or the Committee determines: (i) provide that Options shall be assumed, or substantially equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to employees, provide that all outstanding Options will be terminated immediately prior to the consummation of such Reorganization Event and that all such outstanding Options will become exercisable to the extent of accumulated payroll deductions as of a date specified by the Board or the Committee in such notice, which date shall not be less than ten (10) days preceding the effective date of the Reorganization Event, (iii) upon written notice to employees, provide that all outstanding Options will be cancelled as of a date prior to the effective date of the Reorganization Event and that all accumulated payroll deductions will be returned to participating employees on such date, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), change the last day of the Plan Period to be the date of the consummation of the Reorganization Event and make or provide for a cash payment to each employee equal to (A) (i) the Acquisition Price times (ii) the number of shares of Common Stock that the employee’s accumulated payroll deductions as of immediately prior to the Reorganization Event could purchase at the Option Price, where the Acquisition Price is treated as the fair market value of the Common Stock on the last day of the applicable Plan Period for purposes of determining the Option Price under Section 9(b) hereof, and where the number of shares that could be purchased is subject to the limitations set forth in Section 9(a), minus (B) the result of multiplying such number of shares by such Option Price, (v) provide that, in connection with a liquidation or dissolution of the Company, Options shall convert into the right to receive liquidation proceeds (net of the Option Price thereof) and (vi) any combination of the foregoing.

For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determines to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

16. Amendment of the Plan. The Board may at any time, and from time to time, amend or suspend this Plan or any portion thereof, except that (a) if the approval of any such amendment by the stockholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (b) in no event may any amendment be made that would cause the Plan to fail to comply with Section 423 of the Code.

17. Insufficient Shares. If the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan, the Board or the Committee will allot the shares then available on a pro-rata basis.

18. Termination of the Plan. This Plan may be terminated at any time by the Board. Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded.

19. Governmental Regulations. The Company’s obligation to sell and deliver Common Stock under this Plan is subject to listing on a national stock exchange (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

20. Governing Law. The Plan shall be governed by Delaware law except to the extent that such law is preempted by federal law.

21. Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

22. Notification upon Sale of Shares. Each employee agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

23. Grants to Employees in Foreign Jurisdictions. The Company may, to comply with the laws of a foreign jurisdiction, grant Options to employees of the Company or a Designated Subsidiary who are citizens or residents of such foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) with terms that are less favorable (but not more favorable) than the terms of Options granted under the Plan to employees of the Company or a Designated Subsidiary who are resident in the United States. Notwithstanding the preceding provisions of this Plan, employees of the Company or a Designated Subsidiary who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from eligibility under the Plan if (a) the grant of an Option under the Plan to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (b) compliance with the laws of the foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code. The Company may add one or more appendices to this Plan describing the operation of the Plan in those foreign jurisdictions in which employees are excluded from participation or granted less favorable Options.

24. Authorization of Sub-Plans. The Board may from time to time establish one or more sub-plans under the Plan with respect to one or more Designated Subsidiaries, provided that such sub-plan complies with Section 423 of the Code.

25. Withholding. If applicable tax laws impose a tax withholding obligation, each affected employee shall, no later than the date of the event creating the tax liability, make provision satisfactory to the Board for payment of any taxes required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such employee pursuant to the Plan. The Company may, to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to an employee.

26. Effective Date and Approval of Stockholders. The Plan shall take effect on May 29, 2013, subject to approval by the stockholders of the Company as required by Section 423 of the Code, which approval must occur within twelve months of the adoption of the Plan by the Board.

Adopted by the Board of Directors on February 12, 2013

DEMANDWARE, INC. 5 WALL STREET BURLINGTON, MA 01803

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M59005-P34664                    KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DEMANDWARE, INC.					To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR each of the director nominees		For All	Withhold All	For All Except
1.	To elect the following nominees as Class I directors of Demandware, Inc.	☐	☐	☐
Nominees:
01) Thomas D. Ebling 02) Jitendra Saxena
The Board of Directors recommends you vote FOR proposal 2							For	Against	Abstain
2.	To approve, in a non-binding advisory say-on-pay vote, the compensation of the named executive officers of Demandware, Inc.						☐	☐	☐
The Board of Directors recommends you vote 1 year on proposal 3						1 Year	2 Years	3 Years	Abstain
3.	To recommend, in a non-binding advisory say-on-frequency vote, the frequency of future advisory say-on-pay votes.					☐	☐	☐	☐
The Board of Directors recommends you vote FOR proposal 4							For	Against	Abstain
4.	To approve the adoption of the 2013 Employee Stock Purchase Plan.						☐	☐	☐
The Board of Directors recommends you vote FOR proposal 5							For	Against	Abstain
5.	To ratify the appointment of Deloitte & Touche LLP, an independent registered accounting firm, as Demandware, Inc.’s independent auditors for the year ending December 31, 2013.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

M59006-P34664

DEMANDWARE, INC.

Annual Meeting of Stockholders

May 29, 2013 10:00 A.M. Eastern Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Scott J. Dussault and Sheila M. Flaherty, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of DEMANDWARE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., eastern time on May 29, 2013, at the offices of WilmerHale, 60 State Street, Boston, MA 02109, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side